UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LIFETIME BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016 Annual Meeting and Proxy Statement June 9, 2016 Garden City, New York

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED APRIL 11, 2016

MESSAGE FROM THE CHAIRMAN AND CEO

Dear Fellow Stockholder:

I invite you to attend our 2016 Annual Meeting of Stockholders on Thursday, June 9, 2016 at 10:30 a.m. Eastern Time, at our office, located at 1000 Stewart Avenue, Garden City, New York 11530.

At the Annual Meeting, you will be asked to elect a board of ten directors; to cast a vote to ratify the appointment of our independent registered public accounting firm; and to approve an amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock. We will also be sharing with you recent news about the Company, and you will be given the opportunity to ask questions and express your opinions about Lifetime Brands, not to mention that you also will be able to see many of the outstanding, innovative products and brands that we proudly feature in our portfolio of kitchenware, tableware and other products.

Please visit our website, www.lifetimebrands.com, where you will find our Proxy Statement and our Annual Report for the fiscal year ended December 31, 2015.

On behalf of our directors and our management team, I thank you for your continued support of Lifetime Brands.

Best regards,

/s/ Jeffrey Siegel
Jeffrey Siegel
Chairman of the Board of Directors
Chief Executive Officer
April [•], 2016

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED APRIL 11, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2016, 10:30 a.m. Eastern Time

1000 Stewart Avenue, Garden City, New York 11530

Notice is hereby given that the Annual Meeting of Stockholders of Lifetime Brands, Inc., a Delaware corporation (the “Company”), will be held at the office of the Company, 1000 Stewart Avenue, Garden City, New York 11530 on Thursday, June 9, 2016 at 10:30 a.m., Eastern Time, for the following purposes:

(1)	To elect a board of directors consisting of ten directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2016;

(3)

To approve an amendment to Article Fourth of the Second Restated Certificate of Incorporation of the Company to increase the Company’s authorized common stock from 25,000,000 shares to 50,000,000 shares; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

Stockholders of record at the close of business on April 18, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company’s office, 1000 Stewart Avenue, Garden City, New York 11530, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors,

/s/ Sara Shindel
Sara Shindel
Secretary
Garden City, New York
April [•], 2016

MESSAGE FROM CHAIRMAN AND CEO	2

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	3

PROXY SUMMARY	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9

PROPOSAL NO. 1: ELECTION OF DIRECTORS	11

EXECUTIVE OFFICERS	14

CORPORATE GOVERNANCE	14

DIRECTOR COMPENSATION	19

COMPENSATION DISCUSSION AND ANALYSIS	21

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016	46

AUDIT COMMITTEE REPORT	47

PROPOSAL NO. 3: APPROVAL OF AMENDMENT TO ARTICLE FOURTH OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK	49

PROXY SUMMARY

2015 Highlights

In 2015, net sales in the Company’s U.S. wholesale segment grew by 3.9%. Sales of kitchenware, tableware and home solutions products all rose, with a particularly strong increase in our home décor product category. The strength in the Company’s U.S. operations was offset by currency challenges in the U.K., where our businesses were adversely affected by the weakness of the British pound relative to the dollar, which on a relative basis increased cost of goods, which are sourced in dollars, and by the weakness of the euro relative to the pound, which hurt export sales. Nevertheless, improved operating margins produced a 5.5% increase in consolidated EBITDA, which grew to $44.9 million.

In the fourth quarter of 2015, with the assistance of a major international consulting firm, we began an in-depth review of Lifetime’s U.S. wholesale businesses to ensure that we have the right structure to grow and thrive in today’s complex business environment. This review will serve as a blueprint to right size Lifetime’s expense base, realign our operating structure and redirect our operating activities to increase our efficiency and effectiveness. When fully implemented, we believe our business will be in a stronger position to achieve future growth and improved profitability.

To succeed with today’s consumers, housewares manufacturers need to deliver improved performance, expanded function and great design. The wide array of new products we offered clearly showed that Lifetime is leading this effort, keeping ahead of the curve on the ever-evolving kitchenware industry. While we believe that our strong position with major retailers in the U.S. and the U.K., our expanding footprint with independent retailers world-wide and the breadth of new product offerings should enable us to grow at an accelerated pace, we are mindful of the risks posed by the possibility of some weakness in the U.S. retail sector, continued foreign exchange challenges and economic uncertainty in some key international markets.

VOTING MATTERS & BOARD RECOMMENDATIONS

Proposal No.	Proposal	Board Recommends
1	To elect a board of directors consisting of ten directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified	FOR each nominee

2	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2016	FOR

3	To approve an amendment to Article Fourth of the Second Restated Certificate of Incorporation of the Company to increase the Company’s authorized common stock from 25,000,000 shares to 50,000,000 shares	FOR

BOARD NOMINEES AND COMMITTEE ASSIGNMENTS

There are 10 Director nominees for election at our 2016 Annual Meeting, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. All of the nominees were elected to the board of directors (the “Board”) at the last Annual Meeting and are currently serving as Directors of the Company, except for Ms. Sara Genster Robling who was appointed to the Board in January 2016. Ms. Robling was initially identified as a potential nominee by an executive search firm retained by the Company and recommended for nomination by the Nominating & Corporate Governance Committee. Mr. David Dangoor is not standing for re-election.

Name	Age	Main Occupation	Joined Board	Committee Assignment
Jeffrey Siegel	73	Chairman/CEO, Lifetime Brands, Inc.	1967	SP

Ronald Shiftan	71	Vice Chairman/COO, Lifetime Brands, Inc.	1984

Michael J. Jeary	69	President, Laughlin Constable	2005	Nom/Gov, SP (Chair), Comp

John Koegel*	64	Principal, Jo-Tan, LLC	2008	Nom/Gov (Chair), SP, Comp

Craig Phillips	65	Retired, Senior VP - Distribution[1], Lifetime Brands, Inc.	1974

Cherrie Nanninga	67	Partner, Real Estate Solutions Group	2003	Nom/Gov, Audit, Comp (Chair)

Dennis E. Reaves	73	Consultant	2013	Nom/Gov, SP

Michael J. Regan	74	Retired Certified Public Accountant	2012	Nom/Gov, Audit

Sara Genster Robling	59	Principal, Robling Advisors, LLC	2016	Nom/Gov, SP

William U. Westerfield	84	Retired Certified Public Accountant	2004	Nom/Gov, Audit (Chair)

Abbreviations: Nom/Gov = Nominating/Governance Committee; Audit = Audit Committee; SP = Strategic Planning Committee; Comp = Compensation Committee

* Lead Independent Director

1 Mr. Phillips retired and resigned as Senior Vice-President – Distribution, effective January 2, 2015.

CORPORATE GOVERNANCE PRACTICES

Our integrated suite of corporate governance practices includes the following:

●	a majority voting policy,
●	a lead independent director on our Board,
●	the annual election of directors,
●	a compensation philosophy for named executive officers aligning compensation with short-term and long-term performance, including drivers of stockholder value,
●	stock ownership guidelines for directors,
●	stock ownership guidelines for our executive officers,
●	stock ownership anti-hedging provisions, and
●	our strong corporate citizenship, including our donation practices, our partnership with organizations such as WhyHunger and our avoidance of the use of conflict minerals.

THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

LIFETIME BRANDS, INC.

1000 Stewart Avenue

Garden City, New York 11530

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 9, 2016

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lifetime Brands, Inc., a Delaware corporation (the “Company”, “us” or “we”), for use at our Annual Meeting of Stockholders (the “Meeting”) to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on April 18, 2016 are entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying proxy shall be mailed to stockholders on or about May 2, 2016.

THE MEETING

On April 18, 2016, there were [•] shares of the Company’s common stock, $0.01 par value, issued and outstanding. Each share of the Company’s common stock entitles the holder thereof to one vote on each matter submitted to a vote of stockholders at the Meeting.

All shares of common stock represented by properly executed proxies will be voted at the Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted FOR Proposal 1 – the election of each nominee named under Election of Directors, FOR Proposal 2 – the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2016 and FOR Proposal 3 – the approval of an amendment to Article Fourth of the Second Restated Certificate of Incorporation of the Company to increase the Company’s authorized common stock from 25,000,000 shares to 50,000,000 shares. If any other matters are properly presented at the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of a written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or, if a stockholder is present at the Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

VOTE REQUIRED FOR APPROVAL

A majority of our outstanding shares of common stock represented at the Meeting, in person or by proxy, shall constitute a quorum. Abstentions will be counted for purposes of determining the presence or absence of a quorum. Assuming a quorum is present, (1) the affirmative vote of a plurality of the shares so represented is necessary for the election of directors, (2) the affirmative vote of a majority of the shares so represented is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and (3) the affirmative vote of a majority of the shares of the Company’s common stock issued and outstanding as of the record date is necessary to approve an amendment to Article Fourth of the Second Restated Certificate of Incorporation of the Company to increase the number of shares of authorized common stock.

With respect to Proposal 1, you may vote for all nominees, withhold your vote as to all nominees, or vote for all nominees except those specific nominees from whom you withhold your vote. The ten nominees receiving the most “FOR” votes will be elected. Properly executed proxies marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than ten directors and stockholders may not cumulate votes for the election of any directors.

With respect to Proposals 2 and 3, you may vote for, against or abstain from voting on either of these proposals.

If a stockholder, present in person or by proxy, abstains on a matter, such stockholder’s shares of common stock, although included in the quorum, will not be voted on such matter. Thus, an abstention from voting on either Proposal 2 or 3 has the same legal effect as a vote “against” the matter.

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Meeting. New York Stock Exchange rules prohibit brokers from voting on Proposal 1 without receiving instructions from the beneficial owner of the shares. Brokers may vote on Proposal 2 and Proposal 3 absent instructions from the beneficial owner.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but, in the absence of instructions, shares subject to such broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum.

In determining whether a proposal has received the requisite number of votes, broker non-votes will have no effect on the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) and will have the same effect as a vote against a proposal that requires the affirmative vote of a majority of the outstanding shares (Proposal 3).

HOW TO VOTE

You may vote your shares by one of the following methods:

INTERNET: To vote your shares by Internet, please visit the website listed on your proxy card or voting instruction form and follow the on-screen instructions. If you vote by Internet, you do not need to mail your proxy card.

TELEPHONE: To vote your shares by telephone, please follow the instructions on your proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card.

MAIL: To vote your shares by mail, please follow the instructions on your proxy card or voting instruction form. Please be sure to sign and date your completed proxy card before mailing. If you do not sign your proxy card, your votes cannot be counted. Please mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

IN PERSON: You may also attend the Annual Meeting and vote in person. Please bring photo identification. If you own your stock in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain and bring to the meeting a legal proxy from the bank or the brokerage firm holding your shares.

MAJORITY VOTING GOVERNANCE PRINCIPLE

Although our Bylaws provide for a plurality voting standard for the election of directors, our Board has adopted, as a governance principle, a majority voting standard for uncontested director elections and a plurality voting standard for contested elections. For this purpose, a “majority of votes cast” means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. Accordingly, subsequent to the election of directors at the Annual Meeting, any elected director who is not elected by an affirmative vote of a majority of the votes cast at the Annual Meeting shall submit his or her resignation to our Board. Upon receipt by our Board of such resignation, our Board shall, in its sole judgment and discretion, within 90 days from the submission of such director’s resignation as a director of the Company, determine whether to accept or reject such director’s resignation. If our Board rejects such director’s resignation as a director of the Company, then we shall prepare and file a Form 8-K to explain our Board’s rationale for its rejection of such director’s resignation.

PROXY SOLICITATION

We will bear the cost of preparing, printing, assembling and mailing the proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. We have retained Georgeson, Inc., a proxy solicitation firm, at an estimated cost of $7,500 plus reimbursement of expenses, to assist in soliciting proxies from brokers, banks, nominees, and institutional holders. Georgeson, Inc. may solicit votes personally or by telephone, mail or electronic means.

It is contemplated that brokerage houses will forward the proxy materials to beneficial holders at our request. In addition to the solicitation of proxies by the use of mail, our officers and other employees may solicit proxies personally, by telephone or by electronic means without being paid any additional compensation. We will reimburse such persons for their reasonable out-of-pocket expenses in accordance with the regulations of the Securities and Exchange Commission (“SEC”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 8, 2016 (except where otherwise noted) based on a review of information filed with the SEC and our records with respect to (i) each person known to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all our directors and executive officers as a group.

Name of beneficial owner	Number of shares beneficially owned	Percent of shares beneficially owned*
DIRECTORS AND NAMED EXECUTIVE OFFICERS (1)
Jeffrey Siegel	1,395,290 (2)	9.55%
Craig Phillips	687,973 (3)	4.84
Daniel Siegel	409,475 (4)	2.86
Ronald Shiftan	371,022 (5)	2.57
Laurence Winoker	173,122 (6)	1.20
Michael J. Jeary	73,255 (7)	†
David E. R. Dangoor	56,885 (8)	†
Cherrie Nanninga	52,255 (9)	†
William U. Westerfield	34,937 (10)	†
John Koegel	26,740	†
Michael J. Regan	13,789	†
Dennis E. Reaves	8,213	†
Sara Genster Robling	1,674	†
All directors and executive officers as a group (13 persons)	3,304,630	21.82

Name of beneficial owner	Number of shares beneficially owned	Percent of shares beneficially owned
Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	1,880,789 (11)	13.22
Mill Road Capital II, L.P. 382 Greenwich Avenue, Suite One Greenwich, Connecticut 06830	1,439,929 (12)	10.12
Wellington Trust Company, NA c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	1,190,197 (13)	8.37
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	1,151,883 (14)	8.10

Notes:

*              Calculated on the basis of 14,224,192 shares of common stock outstanding on April 8, 2016. Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

†	Less than 1%.

(1)	The address of such individuals is c/o the Company, 1000 Stewart Avenue, Garden City, New York 11530.

(2)

Consists of: (i) 1,006,613 shares owned directly by Mr. Jeffrey Siegel, (ii) 1,010 shares owned by Mr. Siegel’s wife, and (iii) 387,667 shares issuable upon the exercise of options which are exercisable within 60 days.

(3)	Consists of: (i) 659,695 shares owned directly by Mr. Phillips and (ii) 28,278 shares held in an irrevocable trust for the benefit of Mr. Phillips.

(4)

Consists of: (i) 323,225 shares owned directly by Mr. Daniel Siegel, (ii) 1,500 shares owned by Mr. Siegel’s wife, (iii) 3,000 shares held as Uniform Transfer to Minors Act Custodian for children, (iv) 6,000 shares held in an irrevocable trust for the benefit of Katherine and Juliana Wells and (v) 75,750 shares issuable upon the exercise of options which are exercisable within 60 days.

(5)	Consists of: (i) 146,022 shares owned directly by Mr. Shiftan and (ii) 225,000 shares issuable upon the exercise of options which are exercisable within 60 days.

(6)	Consists of: (i) 18,122 shares owned directly by Mr. Winoker and (ii) 155,000 shares issuable upon the exercise of options which are exercisable within 60 days.

(7)	Consists of: (i) 48,255 shares owned directly by Mr. Jeary and (ii) 25,000 shares issuable upon the exercise of options that are exercisable within 60 days.

(8)

Consists of: (i) 31,885 shares owned directly by Mr. Dangoor and (ii) 25,000 shares issuable upon the exercise of options that are exercisable within 60 days. Mr. Dangoor, currently a director, will not be standing for re-election at the 2016 Annual Meeting

(9)	Consists of: (i) 27,255 shares owned directly by Ms. Nanninga and (ii) 25,000 shares issuable upon the exercise of options that are exercisable within 60 days.

(10)	Consists of: (i) 3,369 shares owned directly by Mr. Westerfield and (ii) 31,568 shares held in a revocable trust for the benefit of Mr. Westerfield’s wife.

(11)

Based solely on the Amendment No. 1 to the Schedule 13G filed with the SEC on February 11, 2016. Represents shares of our common stock owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP (“Wellington Management”). Wellington Management, in its capacity as investment adviser, has shared voting power with respect to 1,414,971 shares and shared dispositive power with respect to 1,880,789 shares.

(12)

Based solely on Form 4 filed with the SEC on February 23, 2016. Represents shares of our common stock owned by Mill Road Capital II, L.P. (“MR Capital Fund”). MR Capital Fund directly holds, and thus has sole voting and dispositive power over, 1,439,929 shares of our common stock. Mill Road Capital II GP LLC (“MR Capital GP”), as sole general partner of MR Capital Fund, also has sole authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, the shares of our common stock on behalf of MR Capital Fund, and each of Thomas E. Lynch and Scott P. Scharfman has shared authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, these shares on behalf of MR Capital GP. Accordingly, each of MR Capital GP, MR Capital Fund, Mr. Lynch and Mr. Scharfman (collectively, the “MR Reporting Persons”) beneficially owns 1,439,929 shares of common stock, and the MR Reporting Persons beneficially own, in the aggregate, 1,439,929 shares of common stock. Each of the MR Reporting Persons disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein, if any.

(13)

Based solely on the Amendment No. 1 to the Schedule 13G filed with the SEC on February 11, 2016. Represents shares of our common stock owned of record by clients of Wellington Trust Company, NA (“Wellington Trust”). Wellington Trust, in its capacity as investment adviser, has shared voting and dispositive power with respect to 1,190,197 shares.

(14)

Based solely on Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2016. Represents shares of our common stock owned of record by clients of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, in its capacity as an investment adviser, has shared voting power with respect to 1,119,589 shares and shared dispositive power with respect to 1,151,883 shares. As stated in Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2016, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G filed with the SEC on February 9, 2016 are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Proposal No. 1

ELECTION OF DIRECTORS

A board of ten directors is to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. The following nominees have been recommended by the Board. Each of the nominees is one of our current directors. It is the intention of the persons named as proxies in the enclosed proxy to vote the shares covered thereby FOR the election of the ten persons named below, unless the proxy contains contrary instructions:

Director Nominees

Jeffrey Siegel is Chairman of our Board and our Chief Executive Officer. Mr. Siegel has held the position of Chairman of the Board since June 2001, the position of President from December 1999 to 2013 and the position of Chief Executive Officer since December 2000. Mr. Siegel also is a director of Grupo Vasconia, S.A.B. (“Vasconia”), a manufacturer and distributor of industrial aluminum products, aluminum disks, cookware and related items in Mexico, in which we have approximately a 30% equity ownership. Shares of Vasconia’s capital stock are traded on the Bolsa Mexicana de Valores, the Mexican Stock Exchange. Mr. Siegel has served the Company in various capacities and has been a director of the Company since 1967. Mr. Siegel is a cousin of Craig Phillips and the father of Daniel Siegel.

Ronald Shiftan is Vice Chairman of our Board and our Chief Operating Officer. He was elected Vice Chairman in November 2004 and appointed Chief Operating Officer in June 2005. Mr. Shiftan has been one of our directors since 1984 and is a director of Vasconia and GS Internacional S/A (“GSI”), a wholesale distributor of branded housewares products in Brazil, in which we have a 40% equity ownership.

Craig Phillips held the position of Senior Vice-President – Distribution from July 2003 to January 2015, when he retired from the Company. Previously, Mr. Phillips held the position of Vice-President – Manufacturing from 1974 to 2003. Mr. Phillips, a cousin of Jeffrey Siegel, has been one of our directors since 1974.

Michael J. Jeary is President of Laughlin Constable, an advertising agency with offices in Milwaukee, Chicago and New York. Prior to that, from 2006 to July 2009, Mr. Jeary was President and CEO of Partners + Jeary, a New York-based advertising agency.

John Koegel has been a principal of Jo-Tan, LLC, a retail consulting company, since 2006. From February 2010 to October 2011, Mr. Koegel was a member of the Board and Lead Director of Game Trading Technologies, Inc., a publicly held provider of trading solutions for video game retailers, publishers, rental companies and consumers.

Cherrie Nanninga has been a partner of Real Estate Solutions Group, LLC since May 2014 and, prior to that, was the Chief Operating Officer of the New York Tri-State Region of CBRE, a commercial real estate firm, since 2002. For 23 years prior thereto, Ms. Nanninga was employed by The Port Authority of New York and New Jersey where she most recently served as Deputy Chief Financial Officer and Director of Real Estate.

Dennis E. Reaves was formerly Senior Vice President and General Merchandise Manager (from 1998 to 2002) of Wal-Mart Stores, Inc. Since 2002, Mr. Reaves has served as a senior consultant to leading retailers, such as Big Lots, Inc. and Gap, Inc., and to multinational consumer products companies, including Jarden Corporation.

Michael J. Regan is a retired certified public accountant. From 1996 to 2002, Mr. Regan was the Vice Chairman and Chief Administrative Officer of KPMG LLP, a leading independent public accounting firm, and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG (1962 to 2002). Mr. Regan currently is a director of Scientific Games Corporation, an entertainment and media company (since 2006). Mr. Regan previously served on the boards of directors of DynaVox, Inc. and Citadel Broadcasting Corporation. The Board has determined that Mr. Regan is an “Audit Committee Financial Expert,” as defined by the SEC rules.

Sara Genster Robling has been the Principal of Robling Advisors, LLC since 2014. From 2008 to 2013, Ms. Robling was an Executive Vice President of Pinnacle Foods Corporation. Before joining Pinnacle in 2008, Ms. Robling was Chief Marketing Officer at Trane, Inc. (formerly American Standard), held several senior leadership roles at Campbell’s Soup Company, including Vice President and General Manager of Global Beverages, and was a Marketing Manager at Kraft. Ms. Robling currently serves as non -executive Chairman of Plated, the venture-backed e-commerce platform that provides a premium cook-at-home dinner experience (since 2014).

William U. Westerfield is a retired certified public accountant. From 1965 to 1992, Mr. Westerfield was an audit partner at Price Waterhouse LLP, a leading independent public accounting firm. Mr. Westerfield previously served as a director and member of the audit, compensation, nominating and corporate governance committees of Gymboree Corporation, an international children’s apparel retailer. Mr. Westerfield previously served as a director and a member of the audit committee of West Marine, Inc., a boating supply retailer. He is also a member of the Board of Trustees of Arcadia University and of the Board of American Friends of the National Museum of Bermuda. The Board has determined that Mr. Westerfield is an “Audit Committee Financial Expert,” as defined by the SEC rules.

Key Qualifications of Director Nominees

Nominee	Key Qualifications
Jeffrey Siegel	Service as our Chairman and Chief Executive Officer; extensive knowledge of our strategy, operations and financial position and of the housewares and retail industries.
Ronald Shiftan

Service as our Vice Chairman and Chief Operating Officer; knowledge of the Company and the housewares industry; distinguished career with public company board experience, leadership experience at a large public sector organization, financial markets expertise acquired as a general partner in a major international investment banking firm; financial, business and strategic acumen.

Craig Phillips

Longstanding service as our Senior Vice-President – Distribution and Vice-President – Manufacturing until his retirement in 2015; knowledge of our strategy, operations and financial position and of the housewares industry.

Michael J. Jeary

Distinguished career as a marketing executive. Consumer products and e-commerce experience gained in leadership positions in the advertising industry; knowledge of the Company and the housewares industry through board service.

John Koegel

Distinguished career in retailing; strong background in merchandising and general management; consultant for private investment funds and their retail and consumer related portfolio companies; recognized expertise in business improvement, management oversight and due diligence; experience in providing strategic advice on merger and acquisition transactions; knowledge of the Company and the housewares industry through board service.

Cherrie Nanninga

Distinguished career as a financial and operations executive; experience as Deputy Chief Financial Officer of a large public sector organization and Chief Operating Officer of a large division of a multinational company; knowledge of the Company and the housewares industry through board service.

Dennis E. Reaves	Distinguished career in retailing; business and strategic acumen and knowledge of the retail and consumer products industries.
Michael J. Regan

Distinguished career with extensive public company board experience; experience as an audit partner in a large international accounting firm; financial, business and strategic acumen and knowledge of the retail and consumer products industries.

Sara Genster Robling	Distinguished career as a marketing executive; experience gained in leadership positions in consumer product industry.
William U. Westerfield

Distinguished career with extensive public company board experience; experience as an audit partner in a large international accounting firm; financial, business and strategic acumen; knowledge of the Company and the housewares industry through board service.

We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, should any of the foregoing nominees become unavailable for any reason, the persons named in the enclosed proxy intend to vote for such other person or persons as the Board may nominate.

Our Board recommends that stockholders vote FOR

the election of each of the nominated directors.

Signed proxies that are returned will be so voted unless otherwise instructed on the proxy card.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers.

Name	Age	Positions/Offices with Company

Jeffrey Siegel	73	Chairman of the Board; Chief Executive Officer

Ronald Shiftan	71	Vice Chairman of the Board; Chief Operating Officer

Daniel Siegel	46	President

Laurence Winoker	60	Senior Vice-President – Finance; Treasurer; Chief Financial Officer

EXECUTIVE OFFICER BACKGROUNDS

See Election of Directors for biographies, names and ages of those executive officers who are directors.

All of our officers are elected annually by our Board and hold office at the pleasure of the Board and serve until their successors are elected and qualified. Certain directors are executives of the Company for a contractual term pursuant to employment agreements. See the Compensation Discussion and Analysis section for summarized terms of these agreements.

Daniel Siegel has served in various positions since joining us in 1992, including Executive Vice President of Sales from 2006 to 2008, Executive Vice President of Corporate Invention Strategies from 2008 to 2010 and more recently as an Executive Vice President from 2010 to 2013. Mr. Siegel is a director of Vasconia and GSI. Mr. Siegel is the son of Jeffrey Siegel, Chairman of our Board and our Chief Executive Officer.

Laurence Winoker has been our Senior Vice-President – Finance, Treasurer and Chief Financial Officer since July 2007. Prior thereto, Mr. Winoker was Senior Vice-President, Controller and Treasurer of MacAndrews & Forbes Holdings Inc., a holding company with controlling interests in a diversified portfolio of public and private companies including Revlon, Inc. Mr.  Winoker was Senior Vice-President, Treasurer and Controller of Revlon, Inc. from 1999 to 2003.

CORPORATE GOVERNANCE

BOARD INDEPENDENCE

Our Board has determined that our director nominees, Michael J. Jeary, John Koegel, Cherrie Nanninga, Dennis E. Reaves, Sara Genster Robling, Michael J. Regan and William U. Westerfield are independent directors under the listing standards of The NASDAQ Stock Market, LLC. Jeffrey Siegel and Ronald Shiftan are our employees and are not considered to be independent directors. Craig Phillips was one of our employees within the last three years, until his retirement in January 2015, and is not considered to be an independent director. Our Board has also determined that David E. R. Dangoor, who is not standing for re-election this year, is an independent director.

BOARD LEADERSHIP STRUCTURE

Jeffrey Siegel serves as Chairman of our Board and our Chief Executive Officer. Mr. Siegel has served the Company in various capacities and has been one of our directors since 1967 and is our largest individual stockholder. Mr. Siegel provides effective leadership and guidance as our Chairman of the Board in the development and pursuit of our strategic goals, recognition of business opportunities that present themselves and oversight of our risk profile.

John Koegel serves as the lead independent director. The duties of the lead independent director include:

●	Chairing meetings of our Board at which neither the Chairman of our Board nor the Vice Chairman of our Board is present;
●

Reviewing the agenda approved by the Chairman of our Board for Board meetings and, with input from the other independent directors, suggesting to the Chairman of our Board additional agenda items for Board meetings, as well as the substance and timeliness of information to be sent to the members of our Board in connection with Board meetings and in between Board meetings;

●	Reviewing with the Chairman of our Board the schedule for meetings of our Board to help assure that there is sufficient time allocated for discussion of all agenda items;
●	Maintaining constant communication with the Chairman of our Board between meetings of our Board;
●	Collaborating with and acting as a resource for, and counsel to, the Chairman of our Board;

●	Chairing meetings of the independent directors;
●	Reviewing with the Chairman of our Board the schedule for meetings of the independent directors and, with input from the other independent directors, setting the agenda for such meetings;
●	Reviewing with the Chairman of our Board after meetings of the independent directors matters discussed by the independent directors at such meetings;
●

Facilitating communication and serving as the principal liaison on Board-related issues between the Chairman of our Board and the independent directors. Notwithstanding the foregoing, each director is free to communicate directly with the Chairman of our Board and our other directors and senior management;

●

Authorize the retention of independent legal advisors, and other independent consultants and advisors, as necessary, to advise the independent directors on issues related to the independent directors. Such advisors and consultants shall work with and under the direction of the lead director and report directly to the independent directors with respect to such issues; and

●	At least annually review with the other independent directors and with the Chairman of our Board the duties and responsibilities of the lead director.

Our Board is currently composed of eleven directors, eight of whom are independent of the Company. Seven of our independent directors will stand for re-election in 2016. Our independent directors, and our governance practices, provide effective and independent oversight of management. The independent directors meet in periodic executive sessions, the results of which are discussed by the lead independent director with the Chief Executive Officer.

STOCK OWNERSHIP GUIDELINES

Effective July 31, 2012, our Board adopted stock ownership guidelines applicable to our directors. Under these guidelines, a director must, on or prior to the compliance deadline, own shares of our stock with a value in an amount equal to or in excess of three times the non-employee director annual cash retainer, with such value determined at the time of the receipt of the stock based on the amount paid or contributed by the director for the stock. The compliance deadline is five years after the director’s election to our Board. For purpose of the stock ownership guidelines, unexercised stock options are not considered in calculating stock ownership but restricted shares are included at the time the restriction lapses. All our directors are in compliance with the stock ownership guidelines.

Effective August 4, 2015, our Board adopted stock ownership guidelines (including holding requirements until ownership levels are achieved) for our named executive officers, which are intended to align their long-term interests with those of our stockholders and to encourage a long-term focus in managing our Company. The requirements for named executive officers are expressed as multiple of base salary. The Chief Executive Officer is required to maintain a minimum ownership of three times his base salary. All other named executive officers are required to maintain one times their base salary. The named executive officers are required to achieve the requirements within five years. Compliance with the guidelines will be determined based on the current base salary.

BOARD OVERSIGHT OF RISK

Our Board bears the responsibility for maintaining oversight over our exposure to risk. Our Board, itself and through its committees, meets with various members of management regularly and discusses our material risk exposures, the potential impact on us and the efforts of management it deems appropriate to deal with the risks that are identified. The Audit Committee considers our risk assessment and risk management practices including those relating to regulatory risks, financial liquidity and accounting risk exposure, reserves and our internal controls. The Nominating and Governance Committee considers the risks associated with our corporate governance principles and procedures with the guidance of corporate and outside counsel. Our Compensation Committee, in connection with the performance of its duties, considers risks associated with our compensation programs.

CODE OF ETHICS

We have adopted a Code of Ethics, as supplemented by a Code of Conduct, which applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer and Controller) and employees.

A copy of our Code of Ethics can be found on our website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations.

BOARD AND COMMITTEE MEETINGS; ATTENDANCE

All directors who served as directors at the time attended our 2015 Annual Meeting of Stockholders. Directors are expected, but not required, to attend the Annual Meeting of Stockholders. Our Board holds meetings on at least a quarterly basis and more often, if necessary, to fulfill its responsibilities. Our Board held six regularly scheduled meetings during the fiscal year ended December 31, 2015. During the 2015 fiscal year, each director attended a minimum of 75% of the meetings of the Board and committees on which the director served.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Stockholders who wish to communicate with members of our Board, including the independent directors, individually or as a group, may send correspondence to them care of the Secretary at our principal office, 1000 Stewart Avenue, Garden City, New York 11530. Alternatively, the directors may be contacted via e-mail at BoardofDirectors@lifetimebrands.com.

BOARD NOMINATION PROCESS

Our Board nominates candidates to serve as directors based on recommendations of the Board’s Nominating and Governance Committee.

Our Nominating and Governance Committee’s procedures for identifying and evaluating candidates include requests for candidate recommendations from within the housewares industry and from outside independent professional advisors, as the case may be. In selecting a director nominee, our Nominating and Governance Committee focuses on skills, expertise and background that would complement those of the existing members of our Board, recognizing the nature of our business.

Directors are elected annually by our stockholders and serve until the next annual meeting of the stockholders and shall hold office until their successors have been elected and qualified or until their earlier resignation or removal.

Our Board has adopted, as a governance principle, a majority voting standard for uncontested director elections and a plurality voting standard for contested elections. Therefore, when the number of director nominees exceeds the number of board seats, a plurality voting standard shall apply. Any director elected by a plurality voting standard, as provided for in our Bylaws, at an annual meeting of our stockholders in an uncontested election that does not receive a majority of the votes cast at such annual meeting shall submit his or her resignation to our Board. Our Board shall then, in its sole judgment and discretion, within 90 days from submission of such director’s resignation, determine whether to accept or reject such director’s resignation. If our Board rejects the director’s resignation, then we shall prepare and file a Form 8-K to explain our Board’s rationale for rejecting such director’s resignation.

NOMINATING AND GOVERNANCE COMMITTEE

Our Nominating and Governance Committee is composed of all eight of our independent directors: John Koegel (Chair), David E. R. Dangoor, Michael J. Jeary, Cherrie Nanninga, Dennis E. Reaves, Michael J. Regan, Sara Genster Robling and William U. Westerfield. The Nominating and Governance Committee held four meetings in 2015.

Our Nominating and Governance Committee has the following responsibilities:

●

To evaluate the qualifications of candidates for Board membership and, following consultation with the Chief Executive Officer, recommend to our Board nominees for open or newly created director positions;

●	To consider nominees recommended by stockholders as long as such recommendations are received at least 120 days before the stockholders meet to elect directors;
●

To periodically review the composition of our Board to determine whether it may be appropriate to add or subtract individuals with different backgrounds or skill sets from those already on our Board, and submit to our Board on an annual basis a report summarizing its conclusions regarding these matters;

●	To provide an orientation and education program for directors;
●	To develop and make recommendations to our Board regarding governance principles applicable to us;
●	To periodically assess the structure and operations of the committees of our Board, develop and recommend corporate governance guidelines and review such guidelines at least annually;
●	To develop and recommend procedures for the evaluation and self-evaluation of our Board and its committees and to oversee the evaluation process;
●	To perform an evaluation of the committee’s performance at least annually;
●	To review the compensation of our Board and recommend changes to our Board; and
●	To perform such other duties as our Board may assign to the committee.

Our Nominating and Governance Committee charter is available on our website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations.

STOCKHOLDER NOMINATION PROCESS

Although our Nominating and Governance Committee has not adopted a policy on stockholder nominations of director candidates, under our Bylaws, any stockholder of record (both as of the time notice of such nomination is given and as of the record date) of the Company who is entitled to vote at a meeting may nominate candidates for election as directors. Any such stockholder who seeks to make such a nomination, or its representative, must be present in person at the meeting. Notice of nomination must be given in writing and delivered to, or mailed and received by our Secretary, not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary of the prior year’s annual meeting. In the case of a special meeting of stockholders called in accordance with our Bylaws for the purpose of electing directors, or in the event that the annual meeting of stockholders is called for a date that is more than 30 calendar days before or more than 60 calendar days after the on year anniversary of the prior year’s annual meeting, or if the Corporation did not hold an annual meeting (or special meeting in lieu of an annual meeting) in the preceding fiscal year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the later of the close of business on the 90th calendar day prior to the scheduled date of such stockholders’ meeting or the close of business on the 10th calendar day following the day on which public disclosure of the date of such stockholders’ meeting was first made (or if that day is not a business day for the Corporation, on the next succeeding business day). The form of the notice must include the requirements in Section 2.9 of our Bylaws.

There are no differences in the manner in which our Nominating and Governance Committee evaluates a candidate for director, whether an individual is recommended by a stockholder or otherwise.

BOARD DIVERSITY

Our diversity policy provides that, while diversity and the variety of experiences and viewpoints represented on our Board should always be considered, a director nominee should not be chosen nor excluded because of race, color, gender, national origin or sexual orientation or identity. Our Nominating and Governance Committee assesses the effectiveness of the diversity policy by periodically reviewing the skills, expertise and background of each of the existing members of our Board to determine whether it may be appropriate to add individuals with different backgrounds or skill sets from those existing members of our Board.

AUDIT COMMITTEE

Our Audit Committee is composed of four directors, each of whom is independent, as required by the Audit Committee charter, the Securities Exchange Act of 1934 and the listing requirements for The NASDAQ Stock Market, LLC and the SEC rules. The current members are William U. Westerfield (Chair), David E. R. Dangoor, Cherrie Nanninga and Michael J. Regan. Our Board has determined that William U. Westerfield and Michael J. Regan are “Audit Committee Financial Experts,” as defined by the SEC rules. The Audit Committee held four meetings during 2015.

Our Audit Committee, among other things:

●	Considers the qualifications of and appoints and oversees the activities of our independent registered public accounting firm, i.e., our independent auditor;
●	Reviews with the independent auditor any audit problems or difficulties encountered in the course of audit work;
●	Preapproves all audit and non-audit services provided by the independent auditor;
●	Discusses with the internal auditors and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and budget or compensation;
●

Reviews our financial statements and reports and meets with management and the independent auditor to review, discuss and approve our financial statements ensuring the completeness and clarity of the disclosures in the financial statements;

●	Monitors compliance with our internal controls, policies, procedures and practices;
●

Reviews management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year and the independent auditor’s report on the effectiveness of internal control over financial reporting;

●	Reviews the performance of our internal audit function and approves our Internal Audit Department’s annual audit plan and all major changes to the plan;
●	Discusses our policies on risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;
●	Reviews our compliance and ethics programs, including legal and regulatory requirements, and reviews with management our periodic evaluation of the effectiveness of such programs;
●	Reviews and approves related-party transactions; and
●	Undertakes such other activities as our Board from time to time may delegate to it.

Our Audit Committee charter is available on our website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations.

STRATEGIC PLANNING COMMITTEE

Our Strategic Planning Committee is composed of six directors. The current members are Michael J. Jeary (Chair), John Koegel, David E. R. Dangoor, Dennis E. Reaves, Sara Genster Robling and Jeffrey Siegel. Our Strategic Planning Committee held three meetings in 2015.

Our Strategic Planning Committee, among other things, provides assistance to our Board in fulfilling its responsibilities to our stockholders with respect to the following:

●	Monitoring and informing our Board of developments, trends and new discoveries that may facilitate us in achieving our goals by improving operations, profitability and stockholder value;
●	Reviewing and recommending to our Board, for its approval, long-term business objectives and plans developed by management; and
●	Overseeing the development and monitoring the implementation of a strategic plan.

Our Strategic Planning Committee regularly receives updates from the Chairman of our Board and Chief Executive Officer and, from time to time, meets with our Division Presidents.

Our Strategic Planning Committee charter is available on our website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations.

COMPENSATION COMMITTEE

Our Compensation Committee is composed of three directors, each of whom is independent. The current members are Cherrie Nanninga (Chair), John Koegel and Michael J. Jeary. Our Compensation Committee held six meetings during 2015.

Our Compensation Committee advises our Board with respect to our compensation practices and administers our 2000 Incentive Bonus Compensation Plan and our Amended and Restated 2000 Long-Term Incentive Plan.

The principal duties and responsibilities of our Compensation Committee include:

●	Reviewing and approving compensation principles that apply generally to our employees;
●

Establishing and reviewing corporate goals and objectives relevant to the compensation of the Chief Executive Officer and Chief Operating Officer and evaluating their performances in light of the established goals and objectives and approving their annual compensation;

●

Reviewing, based primarily on the evaluations and recommendations of the Chief Executive Officer and Chief Operating Officer, the performance of the other executive officers and all direct reports of our Chief Executive Officer and our Chief Operating Officer;

●	Overseeing our compliance with the requirements under the NASDAQ Marketplace Rules, with respect to our long-term incentive compensation plans; and
●	Reviewing and discussing compensation programs that may create incentives that can affect our risk and management of that risk.

Our Compensation Committee charter is available on our website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations.

EXECUTIVE SESSIONS

The independent directors meet at regularly scheduled executive sessions without members of management present.

DIRECTOR COMPENSATION

Fees paid to our non-employee directors are based on the following schedule:

Board of Directors Annual Retainer
Cash	$30,000
Restricted Common Stock	$50,000
Total	$80,000
Committee Chair Annual Retainer
Chair of Audit or Compensation Committee	$20,000
Chair of Nominating/Governance or Strategic Planning Committee	$10,000
Committee Member Annual Retainer	$2,000
Lead Director Annual Retainer	$30,000
Fee for Each Meeting Attended
Board Meeting	$2,000
Committee Meeting	$500

The following table sets forth compensation paid to our non-employee directors for 2015:

Name	Fees earned or paid in cash	Stock awards (1)	Total
Cherrie Nanninga	$73,000	$50,000	$123,000
William U. Westerfield	68,000	50,000	118,000
John Koegel	92,500	50,000	142,500
Michael J. Jeary	62,500	50,000	112,500
David E. R. Dangoor (2)	53,500	50,000	103,500
Michael J. Regan	50,000	50,000	100,000
Dennis E. Reaves	49,500	50,000	99,500
Craig Phillips	42,000	50,000	92,000

Note:

(1) Consists of restricted stock awards valued at the closing market price of our common stock on the date of grant.

(2) Mr. Dangoor is not standing for re-election at the 2016 Annual Meeting.

The following table sets forth the aggregate number of restricted shares of our common stock and shares of our common stock issuable upon the exercise of stock options held by each non-employee director at December 31, 2015:

Name	Restricted shares (1)	Vested stock options	Unvested stock options
Cherrie Nanninga	3,369	25,000	--
William U. Westerfield	3,369	--	--
John Koegel	3,369	--	--
Michael J. Jeary	3,369	25,000	--
David E. R. Dangoor (2)	3,369	25,000	--
Michael J. Regan	3,369	--	--
Dennis E. Reaves	3,369	--	--
Craig Phillips	3,369	--	--

Note:

(1)	A total of 26,952 restricted shares were issued on June 10, 2015 and vest 100% on June 10, 2016.
(2)	Mr. Dangoor is not standing for re-election at the 2016 Annual Meeting.

The table of Security Ownership of Certain Beneficial Owners and Management sets forth the beneficial ownership of each director of our common stock at April 8, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

We achieved certain financial and strategic goals during 2015. Our U.S. wholesale business grew by 3.9% and was partially offset by currency challenges in the U.K.

Our highlights for 2015 included the following:

●	Net sales were $587.7 million in 2015, as compared to net sales of $586.0 million in 2014.
●	Income from operations grew 13% to $24.2 million in 2015 from $21.4 million in 2014.
●	Income before income taxes and equity in earnings grew 31.7% to $18.3 million in 2015 from $13.9 million in 2014.
●	Net income grew over seven times to $12.3 million in 2015, as compared to net income of $1.5 million in 2014.

Our compensation program, which reflects our long-standing philosophy and objectives, is designed to align executive compensation with financial results and the achievements of the executives, yielding a high level of correlation between pay and performance. The financial results are evaluated and adjusted by our Compensation Committee to exclude income and expenses which our Compensation Committee believes should be excluded, to provide for a direct correlation of financial results and executive compensation.

In 2011 and 2014, our Board provided stockholders with the opportunity to cast an advisory vote on executive compensation. We received overwhelming support from our stockholders on the advisory vote in both 2011 and 2014. At the Company’s Annual Meeting of Stockholders held on June 16, 2011, approximately 97.8% of the shares present at the meeting voted to approve the compensation of our named executive officers. At our Annual Meeting of Stockholders held on June 19, 2014, approximately 92.5% of the shares present at the meeting voted to approve the compensation of our named executive officers. Although these votes were non-binding and advisory, our Compensation Committee believes that the outcome strongly affirms stockholder support of our approach to executive compensation. In view of the overwhelming support demonstrated by the stockholders, our Board and Compensation Committee are continuing their existing approach to determining executive compensation when considering executive compensation decisions. The next advisory vote on executive compensation along with a Say on Pay Frequency vote will occur at our Annual Meeting of Stockholders in 2017. Both our Board and Compensation Committee expect to take into account the outcome of these votes when considering future executive compensation decisions.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program has historically been designed to attract, reward and retain capable executives and to provide incentives for the attainment of short-term performance objectives and strategic long-term performance goals. A number of key principles guide management and our Compensation Committee in determining compensation for hiring, motivating, rewarding and retaining executive officers who create both short- and long-term stockholder value for us, including:

●	A significant amount of compensation should be linked to measurable success in business performance;
●	Management’s interests should be aligned with those of the stockholders’;
●	Both short and long-term financial and business objectives should be incentivizing; and
●

Compensation should be set at levels that will be competitive with the compensation offered by those companies against whom we compete for executive talent so that we are able to attract and retain talented and experienced executives.

In an effort to balance the need to retain executive talent yet motivate executives to achieve superior performance, we have adopted a compensation philosophy that contains both fixed and variable elements of compensation. Our compensation philosophy is to reward executives with compensation aligned with our short-term and long-term financial goals and the establishment of performance targets that do not promote excessive risk-taking. The elements of our total executive compensation are base salary, cash bonus and stock incentives. The compensation program was designed to create a substantial percentage of variable compensation for executives, subject to increases or decreases based on the attainment of specified achievements and targets. Consistent with our goal of linking pay and performance, the performance-based compensation of our Chief Executive Officer and Chief Operating Officer amounted to 55% and 44%, respectively, of their total compensation for 2015.

Our Compensation Committee uses its judgment in allocating compensation between long- and short-term incentives and cash and non-cash components. Although long-term incentive is considered of great significance in aligning performance with stockholder interests, it has traditionally been a smaller component of aggregate compensation.

The following charts indicate the elements and mix of compensation of our Chief Executive Officer and all other NEOs for 2015:

Chief Executive Officer - 2015 Compensation

All Other Named Executive Officers (Average) - 2015 Compensation

Note:

(1)	This figure includes restricted stock, performance based share awards and Non-Equity Incentive Plan Compensation.
(2)

As permitted by our 2000 Long-Term Incentive Plan, approximately 60% of the non-equity incentive plan compensation payable to our Chief Executive Officer and all other named executive officers, in respect of fiscal year 2015, was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

(3)

This figure includes restricted stock, performance based share awards and Non-Equity Incentive Plan Compensation and excludes restricted stock and option awards granted pursuant to Ronald Shiftan’s employment agreement dated November 24, 2015, as this is not considered to be an annual grant practice.

Our Compensation Committee has the authority to review and approve compensation principles that apply generally to our executive and senior employees. Our Compensation Committee reviews corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our Chief Operating Officer, evaluates their performance in light of the established goals and objectives and approves their annual compensation. It also reviews the corporate goals and objectives established by our Chief Executive Officer and our Chief Operating Officer relevant to the compensation of all other executive officers and all direct reports of the Chief Executive Officer and Chief Operating Officer. Based primarily on the evaluations and recommendations of our Chief Executive Officer and our Chief Operating Officer of the performance of such executive officers and direct reports in light of the established goals and objectives, our Compensation Committee approves their annual compensation. It also reviews the evaluation process and compensation structure for the other members of our senior management and provides oversight regarding management’s decisions concerning the performance and compensation of such members of senior management. Our Compensation Committee relies on reports of its independent compensation consultant, Pearl Meyer, as to the elements of compensation among our peer group of companies (discussed under Role of Compensation Consultant) and the proportion of each component relative to the total compensation.

Our named executive officers (“NEOs”) are:

●	Jeffrey Siegel, Chairman of our Board, Chief Executive Officer and Director
●	Ronald Shiftan, Vice Chairman of our Board, Chief Operating Officer and Director
●	Daniel Siegel, President
●	Laurence Winoker, Senior Vice-President – Finance, Treasurer and Chief Financial Officer

ROLE OF COMPENSATION CONSULTANT

Our Compensation Committee has engaged Pearl Meyer as its independent outside compensation consultant to provide services related to executive and non-employee director compensation. Pearl Meyer does not provide us with other services unless approved by our Compensation Committee.

Pearl Meyer assists our Compensation Committee in its evaluation of our compensation philosophy and with the development of relevant metrics used by our Compensation Committee to assure internal equity and market parity. It also provides compensation benchmark data and information relative to our peer group.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Compensation Committee analyzed whether the services of Pearl Meyer could result in any conflicts of interest, giving consideration to the following factors:

●	Pearl Meyer does not provide any services to us other than as approved by our Compensation Committee;
●	The fees we paid amount to less than 1% of Pearl Meyer’s total revenue for the applicable period;
●	The policies and procedures of our Compensation Committee were designed to ensure independence;
●	Pearl Meyer does not have any business or personal relationship with any of our executive officers or any member of our Compensation Committee; and
●	Neither Pearl Meyer nor any of its consultants who provide services to our Compensation Committee own any of our stock.

Our Compensation Committee has determined, based on its own analysis, that the services of Pearl Meyer, including the individual compensation advisors employed by it, have not created any conflicts of interest. On an annual basis, our Compensation Committee will continue to monitor the independence of its compensation consultant.

PEER GROUP DEVELOPMENT

Pearl Meyer developed a peer group of companies with characteristics generally comparable to our revenue and market capitalization for review and approval by our Compensation Committee. The peer group companies used in the analysis are:

●	Blyth Inc.
●	Callaway Golf Company
●	CSS Industries, Inc.
●	Delta Apparel, Inc.
●	The Dixie Group, Inc.

●	G-III Apparel Group
●	Helen of Troy Limited
●	JAKKS Pacific, Inc.
●	Johnson Outdoors Inc.
●	Libbey Inc.
●	Movado Group, Inc.
●	Oxford Industries, Inc.
●	Perry Ellis International, Inc.

Our Compensation Committee believes that the companies included in the peer group are the most comparable public companies; however, most of our direct competitors are either smaller, international or privately-held. Our Compensation Committee considers the competitive data compiled by Pearl Meyer as reference points, but does not “benchmark” to specific pay levels when establishing goals and objectives relevant to our compensation policy. In 2015, Pearl Meyer provided competitive data and a market analysis, which was used by our Compensation Committee in evaluating executive compensation.

ELEMENTS OF NEO COMPENSATION

Salary

Salary is intended to compensate our executives for performance of core job responsibilities and duties.

The salaries of Jeffrey Siegel and Ronald Shiftan are fixed by employment agreements that were negotiated between Messrs. Siegel and Shiftan and our Compensation Committee. The amount and components of aggregate compensation for comparable positions in our peer group of companies as well as the preferences of Messrs. Siegel and Shiftan were taken into account by our Compensation Committee in determining their compensation.

In determining Mr. Siegel’s salary, our Compensation Committee took into account Mr. Siegel’s long-standing executive role with us, his extensive knowledge of and experience in the housewares industry and his role in directing our growth. Our Compensation Committee views Mr. Siegel as one of the most experienced and successful executives in the housewares industry.

In determining Mr. Shiftan’s salary, our Compensation Committee took into account his significant role in developing, structuring and implementing our growth and acquisition strategies. Our Compensation Committee also considered Mr. Shiftan’s role in assisting Mr. Siegel in various aspects of our business.

The salaries of Daniel Siegel and Laurence Winoker are also set forth in their employment agreements with us. The employment agreements were negotiated between Messrs. Siegel and Winoker with the Chief Executive Officer and the Chief Operating Officer, in consultation with our Compensation Committee. The salaries set forth in their employment agreements were determined by the Chief Executive Officer and Chief Operating Officer, in consultation with our Compensation Committee, taking into consideration their roles and responsibilities within the Company, as well as the amount and components of aggregate compensation for comparable positions in our peer group of companies.

Non-Equity Incentive Plan Compensation (Annual Cash Bonus)

Non-equity incentive plan compensation is intended to compensate an executive for achievement of specific performance goals for a specified performance period. Cash bonuses were awarded to Messrs. Jeffrey Siegel, Shiftan, Daniel Siegel and Winoker pursuant to the Company’s Amended 2000 Incentive Bonus Compensation Plan (the “Amended 2000 Bonus Plan”).

The purpose of the Amended 2000 Bonus Plan is: (i) to retain and motivate our key executives who have been designated as participants in this plan for a given performance period (usually one year) by providing them with the opportunity to earn bonus awards that are based on specified performance goals for the specified performance period and (ii) to structure bonus opportunities in a way that will qualify the awards as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”) so that we will be entitled to a tax deduction for the payment of such incentive bonus awards to the designated participants.

Our Compensation Committee has determined that Adjusted IBIT best measures the efforts and productivity of Messrs. Jeffrey Siegel, Shiftan, Daniel Siegel and Winoker. The term “Adjusted IBIT,” as it applies to any particular year, means that amount for such year equal to the Company’s income before income taxes and equity in earnings, as reported in our Form 10-K, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

In determining to use Adjusted IBIT as the performance measure for the purpose of the Amended 2000 Bonus Plan, our Compensation Committee was also guided by the extent to which this measure is within the control of the respective named executive officer. For the purpose of establishing the target Adjusted IBIT for the named executive officers entitled to cash bonus incentive awards in a given year, our Compensation Committee relied on Pearl Meyer as to benchmarks among our peer group of companies. Our Compensation Committee also relied on our annual budget, which was approved by our Board, in establishing the threshold, target and maximum bonus tied to achievement of these targets for the Chief Executive Officer and Chief Operating Officer and for the other NEOs.

In addition to Adjusted IBIT, individual goals are established for Messrs. Jeffrey Siegel and Shiftan by our Compensation Committee. With respect to Messrs. Winoker and Daniel Siegel, individual goals based on financial and performance objectives are established by the Chief Executive Officer and Chief Operating Officer in consultation with our Compensation Committee. The individual goals established for each of the NEOs for 2015 are discussed below. At the end of the fiscal year, Messrs. Jeffrey Siegel and Shiftan prepare written materials for our Compensation Committee with their assessments of whether their respective individual goals were achieved during the year. Our Compensation Committee reviews these materials and assesses independently the extent to which their individual goals were achieved.

As permitted by our 2000 Long-Term Incentive Plan, approximately 60% of the cash incentive compensation payable to Messrs. Jeffrey Siegel, Shiftan, Daniel Siegel and Winoker in respect of fiscal year 2015 was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

As set forth in detail in the table below, the target performance metric for the 2015 fiscal year for Adjusted IBIT was $22.8 million. We achieved an Adjusted IBIT of $21.5 million for the 2015 fiscal year.

2015 Non-Equity Incentive Plan Metric and Achievement
Financial Metric	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved

Adjusted IBIT	$11.4 million	$22.8 million	$45.6 million	$21.5 million

Jeffrey Siegel

Jeffrey Siegel’s employment agreement entitles him to receive (a) an Annual Adjusted IBIT Performance Bonus at a target of 100% of salary based on an Adjusted IBIT Performance Bonus Table prepared by our Compensation Committee and the annual budget reviewed and approved by our Board and (b) an Annual Individual Goal Bonus based on certain measurable objectives (discussed below for 2015). Pursuant to Mr. Siegel’s employment agreement, the threshold Adjusted IBIT for any such year would be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year would be 200% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 200% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. The employment agreement also provides that the Adjusted IBIT Performance Bonus for any such year would be zero if the Adjusted IBIT we achieved for such year was less than the threshold Adjusted IBIT for such year.

Mr. Siegel’s employment agreement further entitles him to receive an Annual Individual Goal Bonus equal to 25% of his salary for such year based on meeting individual measurable performance objectives set by our Compensation Committee in consultation with Mr. Siegel. If Mr. Siegel satisfies at least 50% of such objectives, he is entitled to an Annual Individual Goal Bonus equal to 12.5% of his salary for such year. If Mr. Siegel meets less than 50% of such objectives, he is not entitled to receive any Annual Individual Goal Bonus for such year.

Mr. Siegel’s individual goals for 2015 included: the integration of our European subsidiaries; the continued expansion of our international sales initiatives; the development of a comprehensive plan to capture the market share of millennial focused brands; an increase of our e-commerce presence; a reduction of the 2014 loss of the Home Décor business; an increase our margins through sourcing and division focus; leading the development of the Sabatier brand and; to update our executive succession plan. Our Compensation Committee evaluated Mr. Siegel’s achievement of his individual performance objectives and determined that the objectives were met at target.

For 2015, Mr. Siegel was awarded a total bonus of $1,194,812, based upon the attainment of the 2015 performance objectives. For the year ended December 31, 2015, the Adjusted IBIT amounted to $21.5 million, resulting in a payment of 94.5% of his target payment opportunity. The details of the results of Mr. Siegel’s full bonus payment opportunity (including individual target bonus opportunity) are provided in the table below.

	Bonus Opportunity
	Threshold	Target	Maximum	Actual Bonus Paid	% of Target

TOTAL	$625,000	$1,250,000	$2,250,000	1,194,812	95.6%

Individual	$125,000	$250,000	$250,000	$250,000	100%

Adjusted IBIT	$500,000	$1,000,000	$2,000,000	$944,812	94.5%

Ronald Shiftan

Mr. Shiftan’s third amended and restated employment agreement entitles Mr. Shiftan to receive (a) an Annual Adjusted IBIT Performance Bonus at a target of 90% of salary based on an Adjusted IBIT Performance Bonus Table prepared by our Compensation Committee and the annual budget reviewed and approved by our Board and (b) an Annual Individual Goal Bonus based on certain measurable objectives (discussed below for 2015). Pursuant to the third amended and restated employment agreement, the threshold Adjusted IBIT for any such year would be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Shiftan to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year would be 200% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Shiftan to receive 200% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. The third amended and restated employment agreement also provides that the Adjusted IBIT Performance Bonus for any such year would be zero if the Adjusted IBIT we achieved for such year was less than the threshold Adjusted IBIT for such year.

Mr. Shiftan’s third amended and restated employment agreement further entitles him to receive an Annual Individual Goal Bonus equal to 15% of his salary for such year based on meeting individual measurable objectives set by the Chief Executive Officer and monitored by our Compensation Committee. If Mr. Shiftan satisfies at least 50% of such objectives, he is entitled to an Annual Individual Goal Bonus equal to at least 7.5% of his salary for such year. If Mr. Shiftan meets less than 50% of such objectives, he is not entitled to receive any Annual Individual Goal Bonus for such year.

Mr. Shiftan’s individual goals for 2015 included: pursuing merger and acquisition opportunities for us; identifying and pursuing opportunities to manufacture products in North America; driving our benchmarking project with the goal of reducing Selling, General and Administrative expenses as a percentage of net sales; identifying new systems to reduce costs; consolidating the Company’s distribution centers and software systems in the United Kingdom; upgrading our business operating system; implementing new order management systems; developing and implementing a new long-term incentive compensation scheme; expanding our in-house legal capacity; and monitoring and providing solutions to improve coordination and enhance profitability at our international affiliate and partner companies. Our Compensation Committee evaluated Mr. Shiftan’s achievement of his individual performance objectives and determined that the objectives were met at target.

For 2015, Mr. Shiftan was awarded a total bonus of $650,215, based on the attainment of the 2015 performance objectives. For the year ended December 31, 2015, Adjusted IBIT amounted to $21.5 million, resulting in a payment of 94.5% of his target payment opportunity. The details of the results of Mr. Shiftan’s full bonus payment opportunity (including individual target bonus opportunity) are provided in the table below.

	Bonus Opportunity
	Threshold	Target	Maximum	Actual Bonus Paid	% of Target
TOTAL	$341,250	$682,500	$1,397,500	$650,215	95.3%
Individual	$48,750	$97,500	$97,500	$97,500	100%
Adjusted IBIT	$292,500	$585,000	$1,300,000	$552,715	94.5%

Daniel Siegel

Mr. Siegel’s employment agreement, as amended, entitles Mr. Siegel to receive (a) an Annual Adjusted IBIT Performance Bonus at a target of 75% of salary based on an Adjusted IBIT Performance Bonus Table prepared by management and the annual budget reviewed and approved by our Board and (b) an Annual Individual Goal Bonus based on certain measurable objectives (discussed below for 2015). Pursuant to the employment agreement, as amended, the threshold

Adjusted IBIT for the 2015 year, and thereafter, would be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year would be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 150% of the target bonus for such year, consistent with the Adjusted IBIT Performance Table for such year. The employment agreement, as amended, also provides that Mr. Siegel is entitled to receive sliding scale percentages of the target bonus set forth in the Adjusted IBIT Performance Table based upon Adjusted IBIT being more than the threshold Adjusted IBIT but less than the target Adjusted IBIT, or more than the target Adjusted IBIT but less than the maximum Adjusted IBIT. The Adjusted IBIT Performance Bonus for any such year will be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for any such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

Mr. Siegel is also entitled to receive an Annual Individual Goal Bonus for the 2015 year and each year thereafter equal to 37.5% of his Base Salary for such year based on meeting individual measurable objectives set by the Chief Executive Officer and the Chief Operating Officer in consultation with Mr. Siegel, as determined by the Chief Executive Officer and the Chief Operating Officer in their sole discretion; provided, however, if, in the sole discretion of the Chief Executive Officer and the Chief Operating Officer, (y) Mr. Siegel meets at least 50% of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to not less than 18.75% of his Base Salary for such year and (z) Mr. Siegel meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

Mr. Siegel’s individual goals for 2015 included: fulfilling his oversight responsibility for development of innovation in all areas of the Company, including design, marketing and trends; fulfilling his responsibility for our trade shows and showrooms in order to enhance our strong position in the market; increasing our brand development to achieve synergies across divisions; identifying strategic opportunities to achieve international growth; expanding our strategic plan; and increasing his involvement in human resources and sales. The amount payable in connection with individual goals was subject to adjustment if we earned less than $10 million. Our Chief Executive Officer and Chief Operating Officer, in consultation with our Compensation Committee, evaluated Mr. Siegel’s achievement of his individual performance objectives and determined that the objectives were met at target.

For 2015, Mr. Siegel was awarded a total bonus of $514,714, based upon the attainment of the 2015 performance objectives. For the year ended December 31, 2015, Adjusted IBIT amounted to $21.5 million, resulting in a payment of 94.5% of his target payment opportunity. The details of the results of Mr. Siegel’s full bonus payment opportunity (including individual target bonus opportunity) are provided in the table below.

	Bonus Opportunity
	Threshold	Target	Maximum	Actual Bonus Paid	% of Target
TOTAL	$267,188	$534,375	$712,500	$514,714	96.3%
Individual	89,063	178,125	178,125	$178,125	100%
Adjusted IBIT	178,125	356,250	534,375	336,589	94.5%

Laurence Winoker

Mr. Winoker’s amended and restated employment agreement entitles Mr. Winoker to receive (a) an Annual Adjusted IBIT Performance Bonus at a target of 37.5% of salary based on an Adjusted IBIT Performance Bonus Table prepared by management and the annual budget reviewed and approved by our Board and (b) an Annual Individual Goal Bonus based on certain measurable objectives (discussed below for 2015). Pursuant to the amended and restated employment agreement, the threshold Adjusted IBIT for any such year would be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Winoker to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year would be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Winoker to receive 200% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. The amended and restated employment agreement also provides that Mr. Winoker is entitled to receive sliding scale percentages of the target bonus set forth in the Adjusted IBIT Performance Table based upon Adjusted IBIT being more than the threshold Adjusted IBIT but less than the target Adjusted IBIT, or more than the target Adjusted IBIT but less than the maximum Adjusted IBIT. The amended and restated employment agreement also provides that the Adjusted IBIT Performance Bonus for any such year would be zero if the Adjusted IBIT we achieved for such year was less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for any such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

Mr. Winoker’s amended and restated employment agreement further entitles him to receive an Annual Individual Goal Bonus equal to 25% of his salary for such year based on meeting individual measurable objectives set by the Chief Executive Officer and Chief Operating Officer. If Mr. Winoker satisfies at least 50% of such objectives, he is entitled to an Annual Individual Goal Bonus equal to at least 12.5% of his salary for such year. If Mr. Winoker meets less than 50% of such objectives, he is not entitled to receive any Annual Individual Goal Bonus for such year.

Mr. Winoker’s individual goals for 2015 included: the improvement of our income tax rate and implementation of further tax savings strategies; succession planning for key finance positions; raising new capital to increase liquidity; develop and implement plans to reduce Selling, General and Administrative expenses; and strengthen the financing department to improve forecasting accuracy. The amount payable in connection with individual goals was subject to adjustment if we earned less than $10 million. Our Chief Executive Officer and Chief Operating Officer, in consultation with our Compensation Committee, evaluated Mr. Winoker’s achievement of his individual performance objectives and determined that approximately 75% of the objectives were met at target.

For 2015, Mr. Winoker was awarded a total bonus of $230,905, based upon the attainment of the 2015 performance objectives. For the year ended December 31, 2015, Adjusted IBIT amounted to $21.5 million, resulting in a payment of 94.5% of his target payment opportunity. The details of the results of Mr. Winoker’s full bonus payment opportunity (including individual target bonus opportunity) are provided in the table below.

	Bonus Opportunity
	Threshold	Target	Maximum	Actual Bonus Paid	% of Target
TOTAL	132,813	265,625	425,000	230,905	86.9%
Individual	53,125	106,250	106,250	80,327	75.6%
Adjusted IBIT	79,688	159,375	318,750	150,578	94.5%

Equity Compensation

Equity compensation is intended to incentivize employees and to promote a closer identity of interest between our employees and our stockholders. Additionally, stock options and restricted stock are also aimed at retention as the vesting period generally ranges from one to four years.

Our Compensation Committee granted stock options and/ or restricted stock to Jeffrey Siegel, Ronald Shiftan, Daniel Siegel and Laurence Winoker in connection with their entering into their respective employment agreements. In addition, each NEO generally receives an equity compensation grant once a year in connection with annual performance reviews based on an assessment of such person’s individual performance and, where appropriate, the performance of such person’s business unit (division), as well as our overall performance and the dilutive effect of the equity awards.

In 2015, upon the recommendation of our Compensation Committee, our Board restructured the Company’s historical equity compensation program to be a program consisting of a mix of 50% time-based restricted stock awards and 50% performance-based stock awards. The performance shares provide an opportunity for shares to be earned at the end of a three-year performance period if pre-established financial goals are met. Net Sales and adjusted EBITDA, were established as performance metrics for our performance share awards granted in 2015, with a performance period ending on December 31, 2017. The final number of shares earned pursuant to a performance share award is dependent on the cumulative net sales and cumulative adjusted EBITDA results over the three-year performance period with threshold, target and maximum awards equal to 75%, 100% and 150%, respectively, of the number of performance share awards granted. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share awards for 2015 determined as of the grant would be as follows for each respective executive officer: Messrs. Jeffrey Siegel, Shiftan, and Daniel Siegel: $111,300, Mr. Winoker: $55,650. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the program.

Stock options, restricted shares and performance awards granted in 2015, 2014 and 2013 were granted pursuant to our Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”). Under the 2000 Plan, awards for up to 4,850,000 shares of our common stock may be granted by our Board, or a duly appointed committee thereof, to directors, officers, employees, consultants and other service providers to us and our affiliates in the form of stock options or other equity-based awards. At December 31, 2015, 604,460 shares of the 4,850,000 shares authorized under the 2000 Plan were available for awards that could be granted.

Other Compensation

We maintain a defined contribution 401(k) plan for all employees, including the NEOs. We also offer perquisites that we believe are customary and reasonable, such as Company-paid automobile expenses, and with respect to Messrs. Jeffrey Siegel, Shiftan and Daniel Siegel reimbursement or payment of certain insurance and professional expenses.

ACCOUNTING AND TAX CONSIDERATIONS

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any of the companies’ chief executive officer and other NEO’s. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We periodically review potential consequences of Section 162(m) and may structure the performance-based portion of an executive’s compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions provided for in Section 162(m), when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the executive officer’s performance.

POLICY REGARDING RESTATEMENTS

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, our Board or our Compensation Committee would evaluate whether adjustments or recoveries of awards would be appropriate based upon the facts and circumstances surrounding the restatement. We will comply with any future regulatory requirements as mandated under the Dodd-Frank Act as they become effective.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Our Compensation Committee also annually evaluates the levels of risks arising from our compensation policies and practices and reviews suggested practices to mitigate such risks. The risks considered by our Compensation Committee included the following:

●	Strategic risk, which involves the alignment of performance metrics of executives with the objective of long-term value creation for stockholders;
●	Governance risk, focused on the independence and level of expertise of Compensation Committee members as well as the use of a compensation consultant; and
●	Pay-mix risk, which includes the balancing of the fixed and variable performance components of executive compensation.

We concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Based on this review, discussion and evaluation of risks, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement.

April [•], 2016	The Compensation Committee
Cherrie Nanninga – Chair
John Koegel
Michael J. Jeary

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the 2015 fiscal year were Michael J. Jeary, John Koegel and Cherrie Nanninga. During the 2015 fiscal year, no member of our Compensation Committee was an officer, former officer or employee of the Company or had any direct or indirect material interest in a transaction with us or in a business relationship with the Company that would require disclosure under the applicable rules of the SEC. In addition, no interlocking relationship existed between any member of our Compensation Committee or one of our executive officers, on the one hand, and any member of our Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our NEOs.

Name, Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Stock Award (1) (2)	Option Awards (1)	All Other Compensation (7)	Total
Jeffrey Siegel (3) Chairman of our Board, Chief Executive Officer	2015	$1,000,000	$ 1,194,812	$148,400	$-	$ 117,122	$ 2,460,334
	2014	1,000,000	865,757	-	1,091,760	116,239	3,073,756
	2013	1,000,000	1,535,091	-	155,520	97,576	2,788,187
Ronald Shiftan (4) Vice Chairman of our Board, Chief Operating Officer	2015	650,000	650,215	215,300	200,000	95,400	1,810,915
	2014	650,000	457,718	-	157,760	104,507	1,369,985
	2013	649,677	886,340	-	610,680	102,126	2,248,823
Daniel Siegel (5) President	2015	475,000	514,714	148,400	-	28,239	1,166,353
	2014	460,481	323,418	74,700	157,760	9,600	1,025,959
	2013	450,000	441,614	-	103,680	9,600	1,004,894
Laurence Winoker (6)	2015	425,000	230,905	74,200	-	12,044	742,149
Senior Vice President - Finance, Treasurer, Chief Financial Officer	2014	425,000	204,386	-	78,880	11,843	720,109
	2013	425,000	333,664	-	51,840	12,090	822,594

Notes:
(1)

Represents the aggregate grant date fair value of the awards as determined under Financial Accounting Standards Board Accounting Standards Codification Topic No. 718-20, Awards Classified as Equity, which will be recognized by the Company for awards granted during 2015, 2014 and 2013. For information, including assumptions, regarding the valuation of these awards refer to Note G to the Company’s Consolidated Financial Statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)

The grant date fair value of the performance awards included in this column is the target payout based on the probable outcome of the performance-based conditions determined as of the grant date. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share award for 2015 determined as of the grant date would be as follows for each respective executive officer: Messrs. Jeffrey Siegel, Shiftan, and Daniel Siegel: $111,300, Mr. Winoker: $55,650.

(3)

2015- As permitted by our 2000 Long-Term Plan, $724,710 of Mr. Siegel’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

2014 –As permitted by our 2000 Long-Term Plan, $545,777 of Mr. Siegel’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant. Option awards granted in 2014 includes options granted pursuant to Mr. Siegel’s employment agreement dated as of March 12, 2014.

(4)

2015- Options awards and restricted shares granted in 2015 includes options and restricted shares granted pursuant to Mr. Shiftan’s third amended and restated employment agreement. As permitted by our 2000 Long-Term Plan, $379,801 of Mr. Shiftan’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

2014 –As permitted by our 2000 Long-Term Plan, $268,144 of Mr. Shiftan’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

2013 –Option awards granted in 2013 includes options granted pursuant to Mr. Shiftan’s second amended and restated employment agreement dated as of December 20, 2012.

(5)

2015 –As permitted by our 2000 Long Term Plan, $315,852 of Mr. Siegel’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

2014 – As permitted by our 2000 Long Term Plan, $195,742 of Mr. Siegel’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant. Stock awards granted in 2014 includes restricted shares granted pursuant to Mr. Siegel’s employment agreement dated November 28, 2014.

(6)

2015 – As permitted by our 2000 Long Term Plan, $134,850 of Mr. Winoker’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

2014 – As permitted by our 2000 Long Term Plan, $115,997 of Mr. Winoker’s non-equity incentive plan compensation was paid in the form of shares of our common stock at the closing price therefor on the date of grant.

(7)	All Other Compensation includes the following:

Name	Year	Insurance Reimbursement	Automobile Related	Professional fees	Total All Other Compensation
Jeffrey Siegel	2015	$ 75,000	$ 27,122	$ 15,000	$ 117,122
	2014	75,000	36,239	5,000	116,239
	2013	60,000	31,376	6,200	97,576
Ronald Shiftan	2015	60,000	20,400	15,000	95,400
	2014	60,000	36,297	8,210	104,507
	2013	60,000	29,501	12,625	102,126
Daniel Siegel	2015	-	21,739	6,500	28,239
	2014	-	9,600	-	9,600
	2013	-	9,600	-	9,600
Laurence Winoker	2015	-	12,044	-	12,044
	2014	-	11,843	-	11,843
	2013	-	12,090	-	12,090

COMPENSATION OF NEOs

Jeffrey Siegel

During 2015, Jeffrey Siegel was employed by us as Chairman of our Board, Chief Executive Officer and director pursuant to an employment agreement dated as of March 12, 2014.

Mr. Siegel’s employment agreement, which was effective as of January 1, 2014, extended the term of Mr. Siegel’s employment through December 31, 2016, with an automatic renewal for an additional one-year period unless his employment is terminated by either us or Mr. Siegel, and provides for an annual base salary of $1,000,000; Company-paid automobile expenses; reimbursement of certain legal, financial and other professional services up to $15,000 during any 12-month period; and reimbursement of insurance premiums up to $75,000 per year.

Pursuant to Mr. Siegel’s employment agreement, we granted him an option to purchase 100,000 shares of our common stock at a price per share equal to the closing stock price on March 12, 2014. Such stock option vests in three installments, the last of which becomes exercisable on December 31, 2016 and the option will expire ten years from the date of grant. The employment agreement also entitles Mr. Siegel to receive an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus as described under Non-Equity Incentive Plan Compensation.

Mr. Siegel’s employment agreement further provides for payments due to Mr. Siegel upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Siegel’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 18, 2014. Mr. Siegel’s employment agreement is incorporated here by reference and the foregoing description of such agreement is qualified by the text of such agreement.

Ronald Shiftan

During 2015, Ronald Shiftan was employed by us as our Vice Chairman and Chief Operating Officer pursuant to an employment agreement dated August 10, 2009, as amended as of November 9, 2010, as amended and restated as of December 20, 2012 and as amended and restated as of November 24, 2015 (the “Shiftan Third Amended and Restated Employment Agreement”).

The Shiftan Third Amended and Restated Employment Agreement extended the term of Mr. Shiftan’s employment through December 31, 2018, with automatic renewal for additional one-year periods unless his employment is terminated by either us or Mr. Shiftan, and provides for an annual base salary of $650,000; Company-paid automobile expenses; and reimbursement of insurance premiums, certain legal, financial and other professional services up to $75,000 during any calendar year.

Pursuant to the Shiftan Third Amended and Restated Employment Agreement, we granted Mr. Shiftan an option to purchase 50,000 shares of our common stock at a price per share equal to the closing stock price on December 31, 2015. The option shall vest as to 16,667 shares on each of December 31, 2016 and December 31, 2017 and as to 16,666 shares on December 31, 2018. Pursuant to the Shiftan Third Amended and Restated Employment Agreement, we granted Mr. Shiftan 5,000 restricted shares of our common stock. The restrictions on 1,667 restricted shares shall terminate on each of December 31, 2016 and December 31, 2017 and the restrictions on 1,666 restricted shares shall terminate on December 31, 2018.

The Shiftan Third Amended and Restated Employment Agreement also entitles Mr. Shiftan to receive an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus based on certain measurable objectives as described under Non-Equity Incentive Plan Compensation.

The Shiftan Third Amended and Restated Employment Agreement further provides for payments due to Mr. Shiftan upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Shiftan’s Amended and Restated Employment Agreement dated August 10, 2009 was filed with the SEC as an exhibit to a Form 8-K dated August 12, 2009. The complete text of the amendment dated as of November 9, 2010 was filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010. The complete text of the Shiftan Second Amended and Restated Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated December 20, 2012. The complete text of the Shiftan Third Amended and Restated Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated November 30, 2015. The Amended and Restated Employment Agreement dated August 10, 2009, the amendment dated November 9, 2010, the amendment dated December 20, 2012 and the Shiftan Third Amended and Restated Employment Agreement are incorporated here by reference and the foregoing descriptions of such agreements are qualified by the text of such agreements.

Daniel Siegel

During 2015, Daniel Siegel was employed by us as our President. Prior to the employment agreement dated November 28, 2014, effective as of August 1, 2014, and as amended as of April 27, 2015, Mr. Siegel did not have an employment agreement with us.

Mr. Siegel’s employment agreement, as amended, established the term of Mr. Siegel’s employment through December 31, 2017, with automatic renewal for additional one-year periods unless his employment is terminated by either us or Mr. Siegel, and provides for an annual base salary of $475,000 and certain perquisites including fringe benefits, Company-paid automobile expenses and a one-time reimbursement of certain legal professional services, up to $6,500. The employment agreement, as amended, also entitles Mr. Siegel to receive an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus based on certain measurable objectives as described under Non-Equity Incentive Plan Compensation.

Pursuant to Mr. Siegel’s employment agreement, we granted him 5,000 restricted shares of our common stock on November 28, 2014. The restrictions on one-third of the restricted shares terminates on each of August 1, 2015, 2016 and 2017.

Mr. Siegel’s employment agreement, as amended, further provides for payments due to Mr. Siegel upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Siegel’s employment agreement, dated as of November 28, 2014, was filed with the SEC as an exhibit to a Form 8-K dated December 3, 2014. The complete text of the amendment to his employment agreement was filed with the SEC as an exhibit to a Form 8-K dated April 29, 2015. Mr. Siegel’s employment agreement and the amendment are incorporated here by reference and the foregoing description of such agreements are qualified by the text of such agreements.

Laurence Winoker

During 2015, Laurence Winoker was employed by us as our Senior Vice-President — Finance, Treasurer and Chief Financial Officer pursuant to an employment agreement dated as of June 28, 2007, as amended as of March 8, 2010 and April 12, 2012 and as amended and restated as of September 10, 2015 (the “Winoker Amended and Restated Employment Agreement”).

The Winoker Amended and Restated Employment Agreement, provides for an annual base salary of $425,000 for 2015 and an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus based on certain measurable objectives as described under Non-Equity Incentive Plan Compensation. The Winoker Amended and Restated Employment Agreement also provides for certain perquisites including fringe benefits and Company-paid automobile related expenses.

The Winoker Amended and Restated Employment Agreement further provides for payments to Mr. Winoker upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Winoker’s employment agreement, dated as of June 28, 2007, was filed with the SEC as an exhibit to a Form 8-K dated July 3, 2007. The complete text of the first amendment to Mr. Winoker’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010. The complete text of the second amendment to Mr. Winoker’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated April 16, 2012. The complete text of the Amended and Restated Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated September 16, 2015. Mr. Winoker’s employment agreement, first amendment to his employment agreement, second amendment to his employment agreement and the Amended and Restated Employment Agreement are incorporated here by reference and the foregoing descriptions of such agreements are qualified by the text of such agreements.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR ENDED DECEMBER 31, 2015

The following table sets forth information regarding grants of plan-based compensation to the NEOs during 2015.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Siegel
Annual Incentive Plan		$625,000	$1,250,000	$2,250,000
Restricted shares	June 10, 2015							5,000 (3)			$74,200
Performance shares	June 10, 2015				3,750	5,000	7,500				74,200
Ronald Shiftan
Annual Incentive Plan		341,250	682,500	1,397,500
Stock Option	December 31, 2015								50,000 (4)	$ 13.26	200,000
Restricted shares	June 10, 2015							5,000 (3)			74,200
	November 24, 2015							5,000 (5)			66,900
Performance shares	June 10, 2015				3,750	5,000	7,500				74,200
Daniel Siegel
Annual Incentive Plan		267,188	534,375	712,500
Restricted shares	June 10, 2015							5,000 (3)			74,200
Performance shares	June 10, 2015				3,750	5,000	7,500				74,200
Laurence Winoker
Annual Incentive Plan		132,813	265,625	425,000
Restricted shares	June 10, 2015							2,500 (3)			37,100
Performance shares	June 10, 2015				1,875	2,500	3,750				37,100

Notes:

(1)	The threshold, target and maximum payouts disclosed in the table above include the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus for each of the named executive officers.

(2)	The threshold, target and maximum performance share awards represent possible future payouts of common stock underlying performance share awards granted on June 10, 2015 to each of the named executive officers. These awards will vest upon the achievement of performance measures based on cumulative performance metrics over a three-year performance period (January 1, 2015 through December 31, 2017), with threshold, target and maximum awards equal to 75%, 100% and 150%, respectively, of the number of performance share awards granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the Amended and Restated 2000 Long Term Incentive Plan.

(3)	Represents restricted stock granted under the Amended and Restated 2000 Long Term Incentive Plan. The restricted stock vests in equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	The option was granted under the Amended and Restated 2000 Long Term Incentive Plan pursuant to Mr. Shiftan’s employment agreement. The options vest in equal annual installments over three years on December 31, 2016, 2017 and 2018.

(5)	Represents restricted stock granted under the Amended and Restated 2000 Long Term Incentive Plan pursuant to Mr. Shiftan’s employment agreement. The restricted stock vests in equal installments on December 31, 2016, 2017 and 2018.

STOCK VESTED DURING FISCAL YEAR ENDED DECEMBER 31, 2015

	Restricted Stock Awards
Name	Number of shares acquired on vesting	Value realized on exercise
Daniel Siegel	1,667	$24,238

OUTSTANDING EQUITY AWARDS HELD BY NEOs AT DECEMBER 31, 2015

	Option Awards						Stock Awards

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock That have not vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($)
Jeffrey Siegel

Stock Options	15,000	(1)			4.60	November 9, 2018

	100,000	(2)			13.27	May 6, 2020

	150,000	(3)			11.73	March 3, 2021

	22,500	(4)	7,500	(4)	11.64	April 30, 2022

	12,000	(5)	12,000	(5)	12.79	May 6, 2023

	66,667	(6)	33,333	(6)	18.04	March 12, 2024

	4,000	(7)	12,000	(7)	19.10	April 29, 2024
Restricted Shares							5,000	(8)	66,300	(10)
Performance Shares											5,000	(9)	66,300	(10)
Ronald Shiftan

	15,000	(11)			4.60	November 9, 2018

	50,000	(2)			13.27	May 6, 2020

	20,000	(12)			10.79	June 15, 2021

Stock Options	15,000	(4)	5,000	(4)	11.64	April 30, 2022

	100,000	(13)			10.72	January 2, 2018

	8,000	(5)	8,000	(5)	12.79	May 6, 2023

	4,000	(7)	12,000	(7)	19.10	April 29, 2024
			50,000	(14)	13.26	January 1, 2021
Restricted Shares							5,000	(8)	66,300	(10)
							5,000	(15)	66,300	(10)
Performance Shares											5,000	(9)	66,300	(10)
Daniel Siegel

	12,000	(16)			29.96	May 1, 2016

	25,000	(2)			13.27	May 6, 2020

Stock Options	3,750	(12)			10.79	June 15, 2021

	11,250	(4)	3,750	(4)	11.64	April 30, 2022

	8,000	(5)	8,000	(5)	12.79	May 6, 2023

	4,000	(7)	12,000	(7)	19.10	April 29, 2024

Restricted Shares							5,000	(8)	66,300	(10)
							3,333	(17)	44,196	(10)

Performance Shares											5,000	(9)	66,300	(10)

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock That have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($)
Laurence Winoker

	75,000 (18)		20.81	July 1, 2017

	5,000 (19)		4.60	November 9, 2018

	25,000 (20)		2.19	April 2, 2019

Stock Options	20,000 (2)		13.27	May 6, 2020

	10,000 (12)		10.79	June 15, 2021

	7,500 (4)	2,500 (4)	11.64	April 30, 2022
	4,000 (5)	4,000 (5)	12.79	May 6, 2023
	2,000 (7)	6,000 (7)	19.10	April 29, 2024
Restricted Shares					2,500 (8)	33,150 (10)
Performance Shares							2,500 (9)	33,150 (10)

Notes:

(1)	This option was granted on November 10, 2008 and vested quarterly through December 31, 2010.
(2)	This option was granted on May 7, 2010 and vested 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(3)	This option was granted on March 4, 2011 and vested 33% a year in three equal annual installments on each of December 31, 2011, 2012 and 2013.
(4)	This option was granted on May 1, 2012 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(5)	This option was granted on May 7, 2013 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(6)	This option was granted on March 13, 2014 and vests 33% a year in three equal annual installments commencing on December 31, 2014.
(7)	This option was granted on April 30, 2014 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(8)	These restricted shares were granted on June 10, 2015 and vest 25% per year in four equal annual installments commencing on the first anniversary of the date of grant.
(9)

These performance share awards were granted on June 10, 2015. These awards will vest upon the achievement of performance measures based on cumulative performance metrics over a three-year performance period (January 1, 2015 through December 31, 2017), with threshold, target and maximum awards equal to 75%, 100% and 150%, respectively, of the number of performance share awards granted. The number of shares reflected assumes the target level of performance achievement, which would result in the performance share awards vesting at 100% of the target.

(10)

Calculated using a price per shares of $13.26, the closing market price of the Company’s common stock as reported by the NASDAQ Stock Market on December 31, 2015, the end of the Company’s last completed fiscal year.

(11)	This option was granted on November 10, 2008 and vested quarterly through June 30, 2010.
(12)	This option was granted on June 16, 2011 and vested 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(13)	This option was granted on January 2, 2013 and vested 20% on December 31, 2013 with the balance vesting in four equal semiannual installments commencing on June 30, 2014.
(14)	This option was granted on December 31, 2015 and vests 33% a year in three equal annual installments on each of December 31, 2016, 2017 and 2018.
(15)	These restricted shares were granted on November 24, 2015 and vest 33% a year in three equal installments on each of December 31, 2016, 2017 and 2018.
(16)	This option was granted on May 2, 2006 and vested 20% a year in five equal annual installments commencing on the first anniversary of the date of grant.
(17)	These restricted shares were granted on November 28, 2014 and vest 33.3% per year in three equal annual installments commencing August 1, 2015.
(18)	This option was granted on July 2, 2007 and vested 20% a year in five equal annual installments commencing on the first anniversary of the date of grant.
(19)	This option was granted on November 10, 2008 and vested 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(20)	This option was granted on April 3, 2009 and vested 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The employment agreements that we have entered into with each of the NEOs require us to make certain payments to these individuals in the event of a termination of their employment or a change in control of the Company. We believe that the arrangements with respect to a change in control are appropriate to allow the NEOs to focus on our interests in a change of control situation without distractions relating to their employment.

The following table shows estimated payments that would have been made to each of our NEOs pursuant to their current employment agreements under various scenarios involving a termination of employment or a change in control of the Company, assuming that each individual’s employment was terminated or a change in control of the Company had occurred on December 31, 2015 and using the closing market price of our common stock as of December 31, 2015:

Upon Termination as a Result of a Disability

Payment	Jeffrey Siegel	Ronald Shiftan	Daniel Siegel	Laurence Winoker

Cash severance	$6,601,272	$3,966,087	$237,500	$212,500

Awarded but unpaid bonus	944,812	552,715	514,714	230,905

Options (intrinsic value)	17,790	11,860	--	--

Restricted shares (intrinsic value)	--	132,600	--	--

Accrued salary	15,385	10,000	7,308	6,538

Accrued vacation	38,462	25,000	18,269	16,346

TOTAL	$7,617,721	$4,698,262	$777,791	$466,289

Upon Termination as a Result of a Death

Payment	Jeffrey Siegel	Ronald Shiftan	Daniel Siegel	Laurence Winoker

Cash severance	$6,601,272	$3,966,087	$--	$--

Awarded but unpaid bonus	944,812	552,715	514,714	230,905

Options (intrinsic value)	17,790	11,860	--	--

Accrued salary	15,385	10,000	7,308	6,538

Accrued vacation	38,462	25,000	18,269	16,346

TOTAL	$7,617,721	$4,565,662	$540,291	$253,789

Upon Termination by the Company for Cause or by the Executive Without Good Reason

Payment	Jeffrey Siegel	Ronald Shiftan	Daniel Siegel	Laurence Winoker

Awarded but unpaid bonus	$--	$--	$514,714	$230,905

Accrued salary	15,385	10,000	7,308	6,538

Accrued vacation	38,462	25,000	18,269	16,346

TOTAL	$53,847	$35,000	$540,291	$253,789

Upon Termination as a Result of a Change in Control of the Company

Payment	Jeffrey Siegel	Ronald Shiftan	Daniel Siegel	Laurence Winoker

Cash severance	$6,601,272	$3,966,087	$1,715,032	$1,388,050

Awarded but unpaid bonus	944,812	552,715	514,714	230,905

Options (intrinsic value)	17,790	11,860	9,835	5,930

Restricted shares (intrinsic value)	--	132,600	110,496	33,150

Health benefits	787	2,361	7,526	5,524

Insurance reimbursement	75,000	180,000	--	--

Accrued salary	15,385	10,000	7,308	6,538

Accrued vacation	38,462	25,000	18,269	16,346

TOTAL	$7,693,508	$4,880,623	$2,383,180	$1,686,443

Upon All Other Termination by the Company or by the Executive for Good Reason

Payment	Jeffrey Siegel	Ronald Shiftan	Daniel Siegel	Laurence Winoker

Cash severance	$6,601,272	$3,966,087(1)	$1,715,032(2)	$1,388,050(3)

Awarded but unpaid bonus	944,812	552,715	514,714	230,905

Options (intrinsic value)	17,790	11,860	9,835	5,930

Restricted shares (intrinsic value)	--	132,600	110,496	33,150

Health benefits	787	2,361	7,526	5,524

Insurance reimbursement	75,000	180,000	--	--

Accrued salary	15,385	10,000	7,308	6,538

Accrued vacation	38,462	25,000	18,269	16,346

TOTAL	$7,693,508	$4,880,623	$2,383,180	$1,686,443

Note:

(1)

$1,314,758 of such cash severance amount would be payable to Mr. Shiftan pursuant to his employment agreement if the agreement were terminated by non-renewal upon the expiration of the term of his employment under his employment agreement.

(2)

$475,000 of such cash severance amount would be payable to Mr. Siegel pursuant to his employment agreement if the agreement were terminated by non-renewal upon expiration of the term of his employment under his employment agreement.

(3)

$425,000 of such cash severance amount would be payable to Mr. Winoker pursuant to his employment agreement if the agreement were terminated by non-renewal upon expiration of the term of his employment under his employment agreement.

Jeffrey Siegel

Jeffrey Siegel’s employment agreement dated as of March 12, 2014 contains the following provisions regarding termination of employment and change of control.

Termination for cause; resignation without good reason

If Mr. Siegel’s employment is terminated by us for cause or if Mr. Siegel resigns other than for good reason, Mr. Siegel shall be entitled to be paid the following amounts (collectively, the “Accrued Obligations”):

●	His salary accrued up to and including the date of termination or resignation of his employment,
●	An amount in lieu of any accrued but unused vacation time, and
●	The amount of any unreimbursed expenses.

Notwithstanding anything to the contrary in his employment agreement, Mr. Siegel shall be entitled to exercise any then-outstanding stock options granted to Mr. Siegel that shall have vested on or prior to such termination or resignation of employment.

Involuntary Termination

If Mr. Siegel’s employment is terminated (i) by us for any reason other than cause, (ii) by Mr. Siegel for good reason, (iii) by us or Mr. Siegel due to Mr. Siegel’s disability or (iv) by reason of Mr. Siegel’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), Mr. Siegel shall be entitled to payment of the Accrued Obligations.

In addition, in the event of Mr. Siegel’s Involuntary Termination, we shall pay to Mr. Siegel as severance (the “Severance Payments”) the following amounts:

●	3.0 times his salary,
●	3.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Siegel with respect to the two immediately preceding years, and
●	The Annual Adjusted IBIT Performance Bonus accrued to the date of termination.

Anything in his employment agreement to the contrary notwithstanding, no such Severance Payments shall be payable if Mr. Siegel’s employment with us ends at the expiration or non-renewal of the term of his employment under his employment agreement.

In addition, Mr. Siegel shall continue to participate, at our expense, in the Company’s health and medical plans and in any other benefits provided by us to Mr. Siegel at the time of such Involuntary Termination until the end of the term of his employment or until Mr. Siegel obtains other employment, whichever occurs first.

In addition, in the event of Mr. Siegel’s Involuntary Termination, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable.

Involuntary Termination in connection with certain changes in control

If, during the term of his employment we undergo a change in control and either (i) Mr. Siegel’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) Mr. Siegel undergoes an Involuntary Termination and within 90 days of the Involuntary Termination we execute a definitive agreement to enter into a transaction the consummation of which would result in a change in control and such transaction is actually consummated, then Mr. Siegel shall be entitled to all payments, benefits and stock-based compensation as outlined under the Involuntary Termination section above. We shall make the payments and provide the benefits to be paid and provided under his employment agreement. However, if all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and (ii) by reason of such reduction, the net after-tax benefit to Mr. Siegel shall exceed the net after-tax benefit if such reduction were not made.

Involuntary Termination due to disability

In the event of Mr. Siegel’s disability, either we or Mr. Siegel shall be entitled to terminate Mr. Siegel’s employment. In the event that Mr. Siegel elects to terminate his employment due to disability, such termination shall be deemed to be an Involuntary Termination and Mr. Siegel shall be entitled to payment of the Accrued Obligations, the Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to our senior executives, applicable to Mr. Siegel at the time of his disability. In addition, in the event Mr. Siegel’s employment is terminated due to disability, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable.

Death

Except in certain circumstances, no further salary or benefits shall be payable under the Employment Agreement following the date of Mr. Siegel’s death. In the event of Mr. Siegel’s death, the Accrued Obligations and the Severance Payments shall be paid to Mr. Siegel’s beneficiary. Mr. Siegel’s beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to our senior executives, applicable to Mr. Siegel at the time of death. In addition, in the event of Mr. Siegel’s death, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable.

Continuation of life insurance

Notwithstanding the termination of Mr. Siegel’s employment (other than for cause or by reason of his death) we shall continue in force and pay the premiums on life insurance on the life of Mr. Siegel that we are required to maintain and pay the premiums on pursuant to the Employment Agreement.

Ronald Shiftan

Ronald Shiftan’s Amended and Restated Employment Agreement dated as of August 10, 2009, as amended as of November 9, 2010, as amended and restated as of December 20, 2012 and as amended and restated as of November 24, 2015 contains the following provisions regarding termination of employment and change of control.

Termination for cause; resignation without good reason

If Mr. Shiftan’s employment is terminated by us for cause or if Mr. Shiftan resigns other than for good reason, Mr. Shiftan shall be entitled to be paid the following amounts (collectively, the “Accrued Obligations”):

●	His salary accrued up to and including the date of termination or resignation of his employment,
●	An amount in lieu of any accrued but unused vacation time, and
●	The amount of any unreimbursed expenses.

Notwithstanding anything to the contrary in his employment agreement, Mr. Shiftan shall be entitled to exercise any then-outstanding stock options granted to Mr. Shiftan that shall have vested on or prior to such termination or resignation of employment.

Involuntary Termination

If Mr. Shiftan’s employment is terminated (i) by us for any reason other than cause, (ii) by Mr. Shiftan for good reason, (iii) by us or Mr. Shiftan due to Mr. Shiftan’s disability or (iv) by reason of Mr. Shiftan’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), Mr. Shiftan shall be entitled to payment of the Accrued Obligations.

In addition, in the event of Mr. Shiftan’s Involuntary Termination, we shall pay to Mr. Shiftan as severance (the “Severance Payments”) the following amounts:

●	3.0 times his salary,
●	3.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Shiftan with respect to the two immediately preceding years, and
●	The Annual Adjusted IBIT Performance Bonus accrued to the date of termination.

Anything in his employment agreement to the contrary notwithstanding, no such Severance Payments shall be payable if Mr. Shiftan’s employment with us ends at the expiration or non-renewal of the term of his employment under his employment agreement.

In addition, Mr. Shiftan shall continue to participate, at our expense, in our health and medical plans and in any other benefits provided by us to Mr. Shiftan at the time of such Involuntary Termination until the end of the term of his employment or until Mr. Shiftan obtains other employment, whichever occurs first. Furthermore, in the event of Mr. Shiftan’s Involuntary Termination, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable and all restrictions on Mr. Shiftan’s restricted shares shall immediately terminate.

Involuntary Termination in connection with certain changes in control

If, during the term of his employment we undergo a change in control and either (i) Mr. Shiftan’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) Mr. Shiftan undergoes an Involuntary Termination and within 90 days of the Involuntary Termination we execute a definitive agreement to enter into a transaction the consummation of which would result in a change in control and such transaction is actually consummated, then Mr. Shiftan shall be entitled to all payments, benefits and stock-based compensation as outlined under the Involuntary Termination section above. We shall make the payments and provide the benefits to be paid and provided under his employment agreement. However, if all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. Shiftan shall exceed the net after-tax benefit if such reduction were not made.

Involuntary Termination due to disability

In the event of Mr. Shiftan’s disability, either we or Mr. Shiftan shall be entitled to terminate Mr. Shiftan’s employment. In the event that Mr. Shiftan elects to terminate his employment due to disability, such termination shall be deemed to be an Involuntary Termination and Mr. Shiftan shall be entitled to payment of the Accrued Obligations, the Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to our senior executives, applicable to Mr. Shiftan at the time of his disability. In addition, in the event Mr. Shiftan’s employment is terminated due to disability, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable and all restrictions on Mr. Shiftan’s restricted shares shall immediately terminate.

Death

Except in certain circumstances, no further salary or benefits shall be payable under Mr. Shiftan’s employment agreement following the date of Mr. Shiftan’s death. In the event of Mr. Shiftan’s death, the Accrued Obligations and the Severance Payments shall be paid to Mr. Shiftan’s beneficiary. Mr. Shiftan’s beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to our senior executives, generally applicable to Mr. Shiftan at the time of death. In addition, in the event of Mr. Shiftan’s death, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable.

Termination upon expiration of term

If Mr. Shiftan’s employment is terminated by reason of the expiration of the term of his employment thereunder (the “Term”), Mr. Shiftan is entitled to payment of the Accrued Obligations. In addition, in such event, we shall pay Mr. Shiftan as severance an amount equal to:

●	1.0 times his salary, and
●

The average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus, with respect to the year ending on the date on which the Mr. Shiftan’s employment is terminated by reason of the expiration of the Term and each of the two immediately preceding years. In addition, in the event that Mr. Shiftan’s employment is terminated by reason of the expiration of the Term, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable.

Daniel Siegel

Daniel Siegel’s Employment Agreement dated as of November 28, 2014 and amended as of April 27, 2015, contains the following terms regarding termination of employment and change of control.

General

Without limiting the generality of the termination provisions contained in Mr. Siegel’s employment agreement, as amended, if Mr. Siegel’s employment is terminated during the term of his employment agreement for any reason, we shall pay Mr. Siegel the following amounts (collectively, “Accrued Obligations”):

●	His base salary for the period accrued up to and including the date of termination of his employment,
●	An amount in lieu of any accrued but unused vacation time,
●	The amount of any unreimbursed expenses,
●	The amount of any unpaid Adjusted IBIT Performance Bonus and Individual Goal Bonus, including any Pro-Rated Performance Bonus, and
●	The benefits with respect to stock options and restricted stock, as provided for in his employment agreement.

Termination due to death

If Mr. Siegel’s employment is terminated by reason of Mr. Siegel’s death, then Mr. Siegel’s estate shall receive payment of the amounts provided as Accrued Obligations.

Termination due to permanent disability

In the event that his employment is terminated due to total disability, in addition to the Accrued Obligations, Mr. Siegel shall receive an amount equal to his base salary for a period of six months from the date of termination.

Termination by Mr. Siegel voluntarily;

termination by the Company for cause

Upon any termination of Mr. Siegel’s employment either (i) voluntarily by Mr. Siegel (except if he is voluntarily terminating his employment due to a change of control or for good reason) or (ii) by us for cause, all payments, salary and other benefits thereunder shall cease at the date of termination, with the exception of the Accrued Obligations.

Termination by the Company without cause;

termination by Mr. Siegel for good reason;

election not to offer new employment

In the event that (i) his employment is terminated by us without cause, or (ii) his employment agreement is terminated by Mr. Siegel for good reason or (iii) we choose not to offer further employment to Mr. Siegel beyond the initial term or any renewal term, if applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Siegel than the terms and conditions of his employment agreement, and a change of control has not occurred, then the following conditions shall apply.

If Mr. Siegel’s employment is terminated by us without cause, then Mr. Siegel shall be entitled to receive:

●	The Accrued Obligations,
●	Certain benefits set forth in Mr. Siegel’s employment agreement for a period of 12 months,
●	2.0 times Mr. Siegel’s base salary as in effect at the date of termination payable over a period of 24 months from the date of termination,
●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid,

●	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Siegel with respect to the two immediately preceding years, and
●

Mr. Siegel’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Siegel on which any restrictions shall not have terminated shall immediately terminate.

If Mr. Siegel’s employment is terminated by Mr. Siegel for good reason, then Mr. Siegel shall be entitled to receive:

●	The Accrued Obligations,
●	Certain benefits set forth in in Mr. Siegel’s employment agreement for a period of 12 months,

●	2.0 times Mr. Siegel’s base salary as in effect at the date of termination payable over a period of 24 months from the date of termination,
●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid,

●	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Siegel with respect to the two immediately preceding years, and
●

Mr. Siegel’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Siegel on which any restrictions shall not have terminated shall immediately terminate.

If we do not offer employment to Mr. Siegel beyond the initial term or any renewal term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Siegel than the terms and conditions of his employment agreement, as amended, then, subject to the provisions of his employment agreement, as amended, upon the normal expiration of the initial term or any renewal term of his employment, as applicable, Mr. Siegel shall be entitled to receive:

●	The Accrued Obligations,
●	Certain benefits set forth in in Mr. Siegel’s employment agreement for a period of 12 months,
●

1.0 times Mr. Siegel’s base salary as in effect at the date of termination payable over a period of 12 months from the date of expiration of the initial term or any renewal term of his employment, as applicable,

●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the expiration occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid, and

●

Mr. Siegel’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Siegel on which any restrictions shall not have terminated shall immediately terminate.

Termination by Mr. Siegel or the Company

due to a change of control

In the event that his employment is terminated by Mr. Siegel or us due to a change of control, Mr. Siegel shall be entitled to receive:

●	The Accrued Obligations
●	A cash payment equal to 200% of his annual base salary in effect at the effective date of the change of control,
●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid,

●	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Siegel with respect to the two immediately preceding years,
●	Certain benefits set forth in his employment agreement for a period of 12 months, and
●

All of Mr. Siegel’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by us to Mr. Siegel on which any restrictions shall not have terminated shall immediately terminate.

If, however, all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. Siegel shall exceed the net after-tax benefit if such reduction were not made.

Laurence Winoker

Laurence Winoker’s Employment Agreement dated as of June 28, 2007, as amended as of March 8, 2010, as amended as of April 12, 2012 and as amended and restated as of September 10, 2015, contains the following terms regarding termination and change of control.

General

Without limiting the generality of the termination provisions contained in Mr. Winoker’s employment agreement, as amended and restated, if Mr. Winoker’s employment is terminated during the term of his employment agreement for any reason, we shall pay Mr. Winoker the following amounts (collectively, “Accrued Obligations”):

●	His base salary for the period accrued up to and including the date of termination of his employment,
●	An amount in lieu of any accrued but unused vacation time,
●	The amount of any unreimbursed expenses,
●	The amount of any unpaid Adjusted IBIT Performance Bonus and Individual Goal Bonus, including any Pro-Rated Performance Bonus, and
●	The benefits with respect to stock options and restricted stock, as provided for in his employment agreement.

Termination due to death

If Mr. Winoker’s employment is terminated by reason of Mr. Winoker’s death, then Mr. Winoker’s estate shall receive payment for amounts provided as Accrued Obligations.

Termination due to permanent disability

In the event that his employment is terminated due to total disability, in addition to the Accrued Obligations, Mr. Winoker shall receive an amount equal to his base salary for a period of six months from the date of termination.

Termination by Mr. Winoker voluntarily;

termination by the Company for cause

Upon any termination of Mr. Winoker’s employment agreement either (i) voluntarily by Mr. Winoker (except if he is voluntarily terminating his employment due to a change of control or for good reason) or (ii) by us for cause, all payments, salary and other benefits thereunder shall cease at the date of termination, with the exception of Accrued Obligations.

Termination by the Company without cause;

termination by Mr. Winoker for good reason;

election not to offer new employment

In the event that (i) Mr. Winoker’s employment is terminated by us without cause, or (ii) Mr. Winoker’s employment is terminated by Mr. Winoker for good reason or (iii) we choose not to offer further employment to Mr. Winoker beyond the initial term or any renewal term, if applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Winoker than the terms and conditions of his amended and restated employment agreement, and a change of control has not occurred, then the following conditions shall apply;

If Mr. Winoker’s employment is terminated by us without cause, then Mr. Winoker shall be entitled to receive:

●	The Accrued Obligations,
●	Certain benefits set forth in his amended and restated employment agreement for a period of 12 months,
●	2.0 times Mr. Winoker’s base salary as in effect at the date of termination payable over a period of 24 months from the date of termination,
●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid,

●	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Winoker with respect to the two immediately preceding years and
●

Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate.

If Mr. Winoker’s employment is terminated by Mr. Winoker for good reason, then Mr. Winoker shall be entitled to receive:

●	The Accrued Obligations,
●	Certain benefits set forth in his amended and restated employment agreement for a period of 12 months,
●	2.0 times Mr. Winoker’s base salary as in effect at the effective date of termination payable over a period of 24 months from the effective date of termination,
●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid,

●	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Winoker with respect to the two immediately preceding years and
●

Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate.

If we do not offer employment to Mr. Winoker beyond the initial term or any renewal term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Winoker than the terms and conditions of his amended and restated employment agreement, then, subject to the provisions of his amended and restated employment agreement, upon the normal expiration of the initial term or any renewal term of his employment, as applicable, Mr. Winoker shall be entitled to receive:

●	The Accrued Obligations,
●	Certain benefits set forth in his amended and restated employment agreement for a period of 12 months,
●

An amount equal to Mr. Winoker’s base salary as in effect upon the expiration of the initial term or any renewal term of his amended and restated employment agreement, as applicable, payable over a period of 12 months from the expiration of the initial term or any renewal term, as applicable,

●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid, and

●

Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate.

Termination by Mr. Winoker or the Company

due to a change of control

In the event that Mr. Winoker’s employment is terminated by Mr. Winoker or us due to a change of control, Mr. Winoker shall be entitled to receive:

●	The Accrued Obligations
●	A cash payment equal to 200% of Mr. Winoker’s annual base salary in effect at the effective date of the change of control,
●

The Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid,

●	2.0 times the average of the sum of the Annual Adjusted IBIT Performance Bonus and the Annual Individual Goal Bonus paid by us to Mr. Winoker with respect to the two immediately preceding years,
●	Certain benefits set forth in his amended and restated employment agreement for a period of 12 months, and
●

All of Mr. Winoker’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by us to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate.

If, however, all or any portion of the payments and benefits would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), we shall reduce such payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision) and (ii) by reason of such reduction, the net after-tax benefit to Mr. Winoker shall exceed the net after-tax benefit if such reduction were not made.

Proposal No. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Our Audit Committee appointed the firm of Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2016. Ernst & Young has audited our financial statements since 1984.

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services and other services performed by the independent auditor. The policy provides for pre-approval by our Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, our Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Our Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services costing up to $50,000 provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting.

The following table sets forth fees paid or payable to Ernst & Young for services provided in each of the years ended December 31, 2015 and 2014:

	2015	2014

Audit fees	$1,652,000	$1,609,000

Audit-related fees	13,000	145,000

Tax fees	391,000	461,500

All other fees	2,000	2,000

TOTAL	$2,058,000	$2,217,500

Audit fees

Audit fees are fees paid to Ernst & Young for the annual audit of our financial statements, the quarterly reviews of our financial statements included in our Forms 10-Q, fees related to our annual audit of internal controls over financial reporting, statutory audit fees and fees for regulatory filings.

Audit-related fees

Audit related fees are fees paid to Ernst & Young for assurance and related services that are related to the performance of the audit or review of the financial statements but not reported as audit fees as well as other audit and due diligence procedures in connection with acquisitions or dispositions.

Tax fees

Tax fees are billed for services rendered for tax compliance including the preparation of tax returns and tax advisory services.

All other fees

All other fees consist of fees paid to Ernst & Young for access to Ernst & Young’s online accounting research tool.

In making its appointment of Ernst & Young to audit our financial statements for the fiscal year ending December 31, 2016, our Audit Committee reviewed past audit, audit related and other non-audit services performed during 2015. In selecting Ernst & Young, our Audit Committee carefully considered their independence. Our Audit Committee has determined that the performance of such non-audit services did not impair the independence of Ernst & Young.

Ernst & Young has confirmed to our Audit Committee that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence.

If the stockholders do not ratify this appointment, our Audit Committee will reconsider the appointment.

Representatives of Ernst & Young are expected to be present at the Annual Meeting of stockholders and will have the opportunity to make a statement if they desire and to respond to appropriate questions of stockholders.

Our Board and Audit Committee recommend that stockholders vote FOR the ratification of the appointment of Ernst & Young.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors (the “Audit Committee”) reviewed and discussed the consolidated financial statements of the Company and our subsidiaries that are set forth in our 2015 Annual Report to Stockholders and in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 with our management and with Ernst & Young LLP, our independent registered public accounting firm.

Our Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters relating to the conduct of an audit of our financial statements and the adequacy of internal controls.

Our Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Rule 3256 of the Public Company Accounting Oversight Board, Communications Concerning Independence, and discussed with Ernst & Young LLP that firm’s independence from the Company. The Committee concluded that the provision by Ernst & Young LLP of non-audit services, including tax preparation services, to the Company is compatible with its independence.

Based on the review and discussions with our management and with Ernst & Young LLP, referred to above, our Audit Committee recommended to our Board that we publish the consolidated financial statements of the Company and our subsidiaries for the year ended December 31, 2015 in our Annual Report on Form 10-K for the year ended December 31, 2015.

April [•], 2016

The Audit Committee
William U. Westerfield – Chair
David E. R. Dangoor
Cherrie Nanninga
Michael J. Regan

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

Our Second Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director for monetary damages other than for breaches of the director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our officers and directors which provide that we will indemnify the indemnitee against expenses, including reasonable attorney’s fees, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of the performance of his or her duties as our director, officer, employee or agent. Such indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful.

We maintain directors and officers liability insurance policies. The policies insure our directors and officers against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

CERTAIN RELATIONSHIPS

Certain relatives of Jeffrey Siegel, the Chairman of our Board and our Chief Executive Officer, are employed by us, as follows:

●

Clifford Siegel, a son of Jeffrey Siegel, is employed by us as our Executive Vice-President – Global Supply Chain. His compensation in 2015 included earned cash compensation of $521,337 ($80,694 of which was paid in shares of our common stock at the closing price therefor on the date of grant), a grant of 2,500 restricted shares of our common stock, and a grant of 2,500 performance share awards.

●

James Wells, a son-in-law of Jeffrey Siegel, is employed by us as our Executive Vice-President and President of the Kitchenware Division. His compensation in 2015 included earned cash compensation of $419,820, a grant of 2,500 restricted shares of our common stock, and a grant of 2,500 performance share awards.

As previously described, Jeffrey Siegel is also the father of Daniel Siegel, who is a NEO, and a cousin of Craig Phillips, who is a director.

RELATED-PARTY TRANSACTIONS

Our policies and procedures regarding transactions with related persons are set forth in writing in our Code of Ethics, as supplemented by the Code of Conduct, which requires that our Audit Committee must review and approve any “related party” transaction, as defined in Item 404(a) of Regulation S-K before it is consummated. The Audit Committee of our Board is responsible for reviewing such policies and procedures pursuant to its charter, which states that the Audit Committee will “review and approve related-party transactions submitted by management after management’s evaluation of the terms of such transaction.” We also attempt to identify related party transactions each year by requiring directors and executive officers to complete a questionnaire that provides relevant information to assist in identifying such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any of our equity securities. During 2015, the following persons failed to file a Form 4 on a timely basis:

●	Clifford Siegel: Three transactions, occurring on January 22, 2015, February 17, 2015 and April 16, 2015, respectively, were reported late on April 28, 2015.
●	James Wells: One transaction, occurring on August 18, 2015 was reported late on September 18, 2015.
●	John Koegel: One transaction, occurring on June 11, 2012 was reported late on February 11, 2016.

To the best of our knowledge, with the exception of the persons named above, all required reports were filed on a timely basis. In making this statement, we have relied on the written representations of our directors and officers and copies of Forms 3, 4 and 5 provided to us.

Proposal No. 3

APPROVAL OF AMENDMENT TO ARTICLE FOURTH OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Board has declared advisable and approved, subject to stockholder approval, an amendment to Article FOURTH of the Second Restated Certificate of Incorporation of the Company to increase the Company’s authorized common stock from 25,000,000 shares to 50,000,000 shares (the “Common Stock Amendment”).

If the Common Stock Amendment is approved by the Company’s stockholders at the Annual Meeting, the Company intends to file the Common Stock Amendment, substantially in the form of Appendix I hereto with the Secretary of State of Delaware as soon as practicable following stockholder approval and the certification of the vote related thereto. The Common Stock Amendment has the effect of increasing our authorized shares of common stock from 25,000,000 shares to 50,000,000 shares.

Purpose of the Amendment

The Company’s Second Restated Certificate of Incorporation currently authorizes the Board to issue a maximum of 27,000,100 shares of the Company’s capital stock, consisting of 25,000,000 shares of common stock, par value $0.01 per share, 100 shares of Series A preferred stock, par value $1.00 per share, and 2,000,000 shares of Series B Preferred Stock, par value $1.00 per share.

Of the 25,000,000 shares of common stock currently authorized, as of April 18, 2016, [•] shares are issued and outstanding and approximately [•] shares of common stock are reserved for future issuance under our equity compensation plans. The Company, therefore, only has approximately [•] shares of unreserved common stock available for future issuance. If the Common Stock Amendment is approved by stockholders, the Company would have [•] shares of common stock available for issuance (after taking into consideration the shares of common stock required to be held in reserve as set forth above).

The Board believes the Common Stock Amendment is advisable in order to maintain our financing and capital raising flexibility in connection with our working capital needs and for general corporate purposes. Other possible business and financial uses for the additional authorized shares of common stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of common stock, attracting and retaining employees by the issuance of additional securities under our equity compensation plans and other transactions and corporate purposes that the Board deems to be in the best interest of the Company and its stockholders. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and incurring expenses associated with holding a special stockholders’ meeting before such issuance(s) could proceed, except as otherwise required under applicable Delaware law or under applicable NASDAQ rules.

Other than issuances pursuant to equity compensation plans, as of the date of this Proxy Statement, the Company has not adopted any plans to issue any additional shares of common stock and has not heretofore entered into any arrangements or understandings with respect thereto. However, the Company reviews and evaluates potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of the Company and its stockholders and, accordingly, the Company reserves the right to issues shares of common stock, from time to time, pursuant to such actions.

Once authorized, the additional shares of common stock may be issued with approval of the Board but without further approval of the stockholders unless stockholder approval is required by applicable law, rule or regulation, including, but not limited to, applicable Delaware law and applicable NASDAQ rules. Accordingly, approval of this proposal may facilitate the ability of the Company to issue shares of common stock in connection with financings, acquisitions, benefit plans and other corporate transactions and it is possible that no further stockholder approval will be required in connection with any such transactions.

The Common Stock Amendment would be effective following the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after stockholder approval at the Annual Meeting and the certification of the vote related thereto, and will increase our authorized shares of common stock from 25,000,000 shares to 50,000,000 shares.

Effects of Common Stock Amendment

The proposed additional shares of authorized common stock would become part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. Adoption of the Common Stock Amendment would not have any immediate dilutive effect on the proportionate voting power of existing stockholders. The increase in the authorized shares of common stock will not itself cause any changes in our capital accounts or have any immediate effect on the rights of existing stockholders. Current stockholders do not have any preemptive or similar rights and, accordingly, current stockholders do not have a prior right to purchase shares of any newly-issued common stock in order to maintain their proportionate ownership thereof.

As is true for shares of common stock presently authorized but unissued, the future issuance of common stock authorized by the Common Stock Amendment may, among other things, decrease existing stockholders’ percentage equity ownership, result in the issuance of shares of common stock at prices lower than the prices at which existing stockholders purchased their stock and could be dilutive to the voting rights of existing stockholders. In addition, depending on the price at which they are issued, the issuance of additional shares of common stock may have a negative effect on the market price of the common stock. It is also possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.

This proposal, if approved, could, under certain circumstances, have an anti-takeover effect. For example, if the Company was to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of common stock or rights or other equity interests related thereto, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition. The Board is not currently aware of any attempt or plan to acquire control of the Company.

Recommendation and Vote

The affirmative vote of a majority of the shares of common stock issued and outstanding as of the record date is required to approve the Common Stock Amendment to increase our authorized shares of common stock from 25,000,000 shares to 50,000,000 shares. Abstentions and broker non-votes will have the same effect as votes cast against the proposal. If the proposal is approved, it will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

The Board unanimously recommends that the stockholders vote FOR the Common Stock Amendment.

STOCKHOLDER PROPOSALS

A stockholder proposal intended to be presented at our 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 as promulgated under the Exchange Act must be received by us at our principal executive office on or before December 31, 2016, to be included in our proxy statement and proxy relating to that meeting and must comply with the requirements of Rule 14a-8. A stockholder proposal intended to be presented at our 2017 Annual Meeting of Stockholders that is made outside of Rule 14a-8 under the Exchange Act must comply with the requirements of Section 1.3 of our Bylaws. Under Section 1.3 of the Company’s Bylaws, a stockholder or its representative must be present in person at the meeting. Notice of a proposal must be delivered to, or mail and received by to our Secretary, not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary of the prior year’s annual meeting or special meeting in lieu thereof; provided, however that in the event that the date of the annual meeting of stockholders is more than 30 calendar days before or more than 60 calendar days after the one-year anniversary date of the previous year’s annual meeting, or if we did not hold an annual meeting of stockholders or special meeting in lieu thereof in the preceding fiscal year, notice by the stockholder to be timely must be delivered, or mailed and received, not later than the later of the close of business on the 90th calendar day prior to such annual meeting or the close of business on the 10th calendar day following the day on which public disclosure of the date of such annual meeting was first made. The form of the notice must satisfy the requirements set forth in Section 1.3 of our Bylaws.

Additionally, the making of the proposal must be permitted by law, our Certificate of Incorporation and our Bylaws.

HOUSEHOLDING OF MATERIALS

We, in addition to some banks, brokers, and other nominee record holders participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report is sent to multiple stockholders in the same household unless we or such bank, broker or other nominee holder have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of either document to any stockholder upon request by writing the Company at the following address: Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530, Attention: Mr. Laurence Winoker, Senior Vice President – Finance, Treasurer and Chief Financial Officer; or by calling us at the following phone number: (516) 683-6000. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

OTHER MATTERS

Our management does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Our financial statements are included in our Annual Report for the fiscal year ended December 31, 2015.

Upon the written request of any person who on the record date was a record owner of our common stock, or who represents in good faith that he or she was on such date a beneficial owner of our common stock, we will send to such person, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements and schedules, as filed with the SEC. Requests for this report should be directed to Mr. Laurence Winoker, Senior Vice President – Finance, Treasurer and Chief Financial Officer, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530.

By Order of our Board of Directors,

/s/ Sara Shindel
Sara Shindel
Secretary

Dated: April [•], 2016

Appendix I

CERTIFICATE OF AMENDMENT

OF

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

LIFETIME BRANDS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

LIFETIME BRANDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting of its members duly called and held pursuant to the General Corporation Law of the State of Delaware, duly adopted a resolution proposing and declaring advisable the following amendment to the Second Restated Certificate of Incorporation of said corporation.

RESOLVED, that the Second Restated Certificate of Incorporation of Lifetime Brands, Inc. be amended by changing the first sentence of Article FOURTH thereof so that, as amended said first sentence of Article FOURTH shall be, and read in its entirety, as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is fifty-two million one hundred (52,000,100) shares, of which one hundred (100) shares, of the par value of One Dollar ($1.00) each, are to be of a class designated Series A Preferred Stock, two million (2,000,000) shares, of the par value of One Dollar ($1.00) each, are to be of a class designated Series B Preferred Stock and fifty million (50,000,000) shares, of the par value of One Cent ($.01) each, are to be of a class designated Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment to the Second Restated Certificate of Incorporation shall become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

IN WITNESS WHEREOF, said Lifetime Brands, Inc. has caused this Certificate of Amendment to the Second Restated Certificate of Incorporation to be executed, acknowledged and filed by its Chief Executive Officer this [•] day of June 2016.

LIFETIME BRANDS, INC.

By:
	Name:	Jeffrey Siegel
	Title:	Chief Executive Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees for director, FOR Proposal 2 and
FOR Proposal 3.

1. ELECTION OF DIRECTORS Nominees:				+
01 - Jeffrey Siegel	02 - Ronald Shiftan	03 - Craig Phillips	04 - Michael J. Jeary
05 - John Koegel	06 - Cherrie Nanninga	07 - Dennis E. Reaves	08 - Michael J. Regan
09 – Sara Genster Robling	10 - William U. Westerfield

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.	☐	☐	☐	3.	TO APPROVE AN AMENDMENT TO ARTICLE FOURTH OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 25,000,000 SHARES TO 50,000,000 SHARES.	☐	☐	☐

NOTE:	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Proxy materials for the Annual Meeting

of Shareholders are available at:

www.envisionreports.com/LCUT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

PROXY — LIFETIME BRANDS, INC.

PRELIMINARY PROXY CARD,

SUBJECT TO COMPLETION DATED APRIL 11, 2016

This Proxy is solicited on behalf of the Board of Directors

Jeffrey Siegel and Ronald Shiftan and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present at the 2016 Annual Meeting, with respect to all shares of Common Stock, $.01 par value, of LIFETIME BRANDS, INC. standing in the name of the undersigned on the Company’s books at the close of business on April 18, 2016, at the Annual Meeting of Stockholders to be held at 1000 Stewart Avenue, Garden City, NY 11530, at 10:30 A.M., Eastern Time, on June 9, 2016 or at any adjournment(s) or postponement(s) thereof (the “2016 Annual Meeting”), as directed on the reverse side. The undersigned acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April [•], 2016.

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described 2016 Annual Meeting or any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

The proxy holder is authorized to act, in accordance with his or her discretion, upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2016 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. This proxy when properly executed will be voted in the manner directed herein. If no direction is made with respect to any proposal, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

(Continued and to be signed on reverse side.)